EXHIBIT 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
REAL INDUSTRY, INC., et al.[1]	)	Case No. 17-12464 (KJC)
)
Debtors.	)	Jointly Administered
)

AMENDED PLAN OF REORGANIZATION FOR REAL INDUSTRY, INC. PURSUANT TO CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE

Gary S. Lee (admitted pro hac vice)

Todd Goren (admitted pro hac vice)

Mark A. Lightner (admitted pro hac vice)

Benjamin Butterfield (admitted pro hac vice)

MORRISON & FOERSTER LLP

250 West 55th Street

New York, New York 10019

Telephone: (212) 468-8000

glee@mofo.com

tgoren@mofo.com

mlightner@mofo.com

bbutterfield@mofo.com

Mark Minuti (DE Bar No. 2659)

Monique B. DiSabatino (DE Bar No. 6027)

SAUL EWING ARNSTEIN & LEHR LLP

1201 N. Market Street, Suite 2300

P.O. Box 1266

Wilmington, Delaware 19801

Telephone: (302) 421-6840

mark.minuti@saul.com

monique.disabatino@saul.com

Counsel for Debtors and Debtors-in-Possession

Dated: May 2, 2018

Robert D. Albergotti (admitted pro hac vice)

Jarom J. Yates (admitted pro hac vice)

HAYNES AND BOONE, LLP

2323 Victory Avenue, Suite 700
Dallas, Texas 75219
Telephone: (214) 651-5000

robert.albergotti@haynesboone.com
jarom.yates@haynesboone.com

Counsel to the SPA Investors

1  This Plan is only for Real Industry, Inc.  The Debtors in the above-captioned chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are Real Industry, Inc. (3818), Real Alloy Intermediate Holding, LLC (7447), Real Alloy Holding, Inc. (2396), Real Alloy Recycling, Inc. (9798), Real Alloy Bens Run, LLC (3083), Real Alloy Specialty Products, Inc. (9911), Real Alloy Specification, Inc. (9849), ETS Schaefer, LLC (9350), and RA Mexico Holding, LLC (4620).  The principal place of business for the Real Alloy Debtors is 3700 Park East Drive, Suite 300, Beachwood, Ohio 44122.

i

TABLE OF CONTENTS (CONT’D)

TABLE OF CONTENTS (CONT’D)

TABLE OF CONTENTS (CONT’D)

EXHIBITS

Exhibit A:       Glossary of Defined Terms

Exhibit B:       Assumed Executory Contracts List

INTRODUCTION

Real Industry, Inc., a Delaware corporation (the “Debtor”), debtor-in-possession in the Chapter 11 Case, together with the SPA Investors, as Co-Proponents, respectfully submit this Amended Plan of Reorganization for Real Industry, Inc. Pursuant to Chapter 11 of the United States Bankruptcy Code (the “Plan”) pursuant to Bankruptcy Code § 1121(a).  Reference is made to the Disclosure Statement for Real Industry, Inc.’s Plan of Reorganization Pursuant to Chapter 11 of the United States Bankruptcy Code (the “Disclosure Statement”), distributed contemporaneously herewith, for a summary and description of the Plan and certain related matters.

THIS PLAN SHOULD BE CONSIDERED ONLY IN CONJUNCTION WITH THE DISCLOSURE STATEMENT AND RELATED MATERIALS TRANSMITTED THEREWITH.  THE DISCLOSURE STATEMENT IS INTENDED TO PROVIDE YOU WITH THE INFORMATION THAT YOU NEED TO MAKE AN INFORMED JUDGMENT WHETHER TO ACCEPT OR REJECT THE PLAN.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION, CONSTRUCTION OF TERMS, COMPUTATION OF TIME, AND GOVERNING LAW

A.        Defined Terms.  All capitalized terms used but not defined elsewhere in the Plan shall have the meaning assigned to them in the Glossary of Defined Terms attached hereto as Exhibit A.  Any capitalized term used in the Plan and not defined herein, but that is defined in the Bankruptcy Code, has the meaning assigned to that term in the Bankruptcy Code.  Any capitalized term used in the Plan and not defined herein or in the Bankruptcy Code, but that is defined in the Bankruptcy Rules, has the meaning assigned to that term in the Bankruptcy Rules.

B.        Rules of Interpretation and Construction of Terms.

1.         For the purposes of the Plan:

a.          any reference in the Plan to an existing document, schedule, or exhibit filed or to be filed means that document, schedule, or exhibit as it may thereafter be amended, supplemented, or otherwise modified in accordance with the Plan; and

b.         any reference in the Plan to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions.

2.         Any reference to a Person as a Holder of a Claim or Interest includes the Person’s successors and assigns.

3.         Any reference to docket numbers of documents filed in the Chapter 11 Case are references to docket numbers under the Bankruptcy Court’s CM/ECF system.

4.         The words “herein,” “hereof,” and “hereunder,” and other words of similar import, refer to the Plan as a whole and not to any particular article, section, subsection, or clause contained in the Plan, unless otherwise stated herein.

5.         Whenever from the context it appears appropriate, each term stated in either the singular or the plural includes the singular and the plural, and pronouns stated in the masculine, feminine, or neuter form include the masculine, feminine, and neuter form.

6.         The article and section headings contained in the Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of the Plan.

7.         Captions and headings to articles, sections, and exhibits are inserted for convenience of reference only and are not intended to be part of or to affect the interpretation of the Plan.

8.         Unless otherwise specified, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply.

9.         All exhibits to the Plan are incorporated into the Plan by this reference and are a part of the Plan as if set forth fully herein.

10.       In the event of any inconsistency or conflict between the terms or provisions of the Plan and the Disclosure Statement, the terms of the Plan shall govern.  In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the Plan shall govern.  In the event of an inconsistency between the Confirmation Order and the Plan, the terms and provisions of the Confirmation Order shall govern.

11.       Any immaterial effectuating provisions may be interpreted by the Debtor, or after the Effective Date, the Reorganized Debtor in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

12.       Except as otherwise provided, any references to the Effective Date shall mean the Effective Date or as soon as reasonably practicable thereafter.

C.        Computation of Time.  In computing any period, date, or deadline prescribed or allowed in the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.  If the date on which a transaction may or must occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

D.         Reference to Monetary Figures.  All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

E.         Governing Law.  Except to the extent the Bankruptcy Code, the Bankruptcy Rules, or the Local Rules are applicable, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

F.        Reference to the Debtor or the Reorganized Debtor.  Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtor or the Reorganized Debtor shall mean the Debtor and the Reorganized Debtor, as applicable, to the extent the context requires.

ARTICLE II.

TREATMENT OF UNCLASSIFIED

ADMINISTRATIVE AND PRIORITY TAX CLAIMS

In accordance with Bankruptcy Code § 1123(a)(1), Administrative Claims, Priority Tax Claims, and DIP Claims, have not been classified and thus are excluded from the Classes of Claims set forth in the Plan.

A.        Administrative Claims.

1.         General.  Subject to the Administrative Claim Bar Date provisions herein and unless otherwise provided for in the Plan or an order of the Bankruptcy Court, each Holder of an Allowed Administrative Claim shall, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Administrative Claim be paid either Cash equal to the unpaid amount of such Allowed Administrative Claim or such other less favorable treatment as to which the Debtor or the Reorganized Debtor and the Holder of such Allowed Administrative Claims shall have agreed upon in writing, at the later of: (a) the Effective Date, (b) the Allowance Date, (c) the date such Allowed Administrative Claim becomes due and owing in the ordinary course of business, or (d) such date as is mutually agreed upon by the Debtor or the Reorganized Debtor and the Holder of such Allowed Administrative Claim; provided, that any liabilities incurred by the Debtor after the Petition Date in the ordinary course of business shall be paid by the Debtor or the Reorganized Debtor in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any course of dealing or agreements governing, instruments evidencing, or other documents relating to such transactions.

2.         Payment of Statutory Fees.  Notwithstanding anything to the contrary set forth herein, all fees payable pursuant to 28 U.S.C. § 1930 shall (a) be paid in Cash equal to the amount of such Administrative Claim pursuant to the provisions of Article XIII.J of this Plan, and (b) not be subject to the Administrative Claims Bar Date.

3.         Administrative Claim Bar Dates and Objection Deadlines.

a.          Deadline.  Except as otherwise provided in this section of the Plan, requests for payment of Allowed Administrative Claims for which no bar date has otherwise been previously established must be included within a motion or application and filed and served on the Reorganized Debtor pursuant to the procedures specified in this Plan and in the Confirmation Order no later than the Administrative Claim Bar Date; provided, that the Administrative Claims Bar Date does not apply to Professional Fee Claims or Administrative Claims arising in the ordinary course of business, including but not limited to claims for wages and claims for reimbursement of health care costs for which the Debtor is self-insured.  Unless the Holder of an Allowed Administrative Claim is not otherwise paid in the ordinary course of business during the Chapter 11 Case, Holders of Administrative Claims that are required to file requests for payment of such Administrative Claims and that do not file such requests by the Administrative Claim Bar Date shall be forever barred from asserting such Administrative Claims against the Reorganized Debtor or its property.  Objections to Administrative Claims (other than Professional Fee Claims) must be filed and served on the Reorganized Debtor and the Holder of the Administrative Claim that is the subject of such objection no later than the Administrative Claim Objection Deadline.

b.         Form.  Except for Claims arising under Bankruptcy Code § 503(b)(9), requests for payment of Administrative Claims included in a Proof of Claim are of no force and effect, and are disallowed in their entirety as of the Confirmation Date unless such Administrative Claim is subsequently filed in a timely motion or application as provided herein.  Notwithstanding anything to the contrary in this Plan, a governmental unit shall not be required to file a request for the payment of an expense described in subparagraph (B) or (C) of section 503(b)(1) of the Bankruptcy Code as a condition of its being an allowed administrative expense.

c.          Professionals.  All Professionals shall file and serve in accordance with the Interim Compensation Order an application for final allowance of any Professional Fee Claim no later than the Professional Fee Claim Bar Date.  Objections to Professional Fee Claims must be filed and served on the Reorganized Debtor and the Professional to whose application the objections are addressed no later than the Professional Fee Claim Objection Deadline.  Any Professional that does not file an application for final allowance of any Professional Fee Claim by the Professional Fee Claim Bar Date shall be forever barred from asserting any such Professional Fee Claim against the Reorganized Debtor or its property.  Any professional fees and reimbursements for expenses incurred by the Reorganized Debtor after the Effective Date may be paid without further notice or application to the Bankruptcy Court.2

B.           Priority Tax Claims.  Unless otherwise provided for pursuant to an order of the Bankruptcy Court or the Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, each Holder of an Allowed Priority Tax Claim due and payable on or prior to the Effective Date shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim, at the sole discretion of the Reorganized Debtor, either: (i) Cash equal to the amount of such Allowed Priority Tax

2  To avoid unnecessary duplication and expense, Real Industry and its debtor affiliates intend to seek approval of procedures for the final allowance and payment of Professional Fee Claims pursuant to a separate order of the Bankruptcy Court, which order shall permit each of the Professionals to file a single application for payment of fees and expenses incurred on behalf of Real Industry or its debtor affiliates; provided, that such fees and expenses shall be allocated between Real Industry and its debtor affiliates in accordance with the terms of the Interim Compensation Order.

Claim as soon as reasonably practicable after the later of (x) the Effective Date, (y) the Allowance Date, or (z) such date as is mutually agreed upon by the Debtor or the Reorganized Debtor and the Holder of such Allowed Priority Tax Claim; or (ii) such other payments that are consistent with section 1129(a)(9)(C) of the Bankruptcy Code.3 All Allowed Priority Tax Claims against the Debtor that are not due and payable on the Effective Date shall be paid in the ordinary course of business by the Reorganized Debtor in accordance with the applicable non-bankruptcy law governing such Claims.

C.         DIP Claims.  The DIP Claims shall be deemed to be Allowed Claims and superpriority Administrative Claims in the full amount due and owing under the DIP Loan Documents as of the Effective Date.  In full and final satisfaction, settlement, release, and discharge of and in exchange for each DIP Claim, upon the closing of the SPA, the unpaid portion of each DIP Claim shall be deemed applied to the SPA Purchase Consideration subject to and in accordance with the terms and conditions of the SPA.

ARTICLE III.

CLASSIFICATION OF CLAIMS AND INTERESTS

A.           Classification of Claims and Interests.  In accordance with Bankruptcy Code § 1122, a Claim or Interest is placed in a particular Class for purposes of voting on the Plan and receiving Distributions under the Plan only to the extent: (i) the Claim or Interest qualifies within the description of that Class; (ii) the Claim or Interest is an Allowed Claim or Allowed Interest; and (iii) the Claim or Interest has not been paid, released, or otherwise compromised before the Effective Date.  In accordance with Bankruptcy Code § 1123(a)(1), all Allowed Claims and Interests except Administrative Claims, Priority Tax Claims, and DIP Claims are classified in the Classes set forth below.

B.           Identification of Classes.  The classification of Claims against and Interests in the Debtor pursuant to the Plan is as follows:

Class	Type	Status	Voting Rights
1	Allowed Secured Claims: Class 1 shall consist of all Allowed Secured Claims.	Unimpaired	Not entitled to vote (deemed to accept)
2	Allowed Priority Non-Tax Claims: Class 2 shall consist of all Allowed Priority Non-Tax Claims.	Unimpaired	Not entitled to vote (deemed to accept)
3	Allowed General Unsecured Claims: Class 3 shall consist of all Allowed General Unsecured Claims.	Unimpaired	Not entitled to vote (deemed to accept)

3  To the extent any Allowed Priority Tax Claim is secured by a duly perfected Lien on property in which the Estate has an interest, the lien will remain in full force and effect, notwithstanding the occurrence of the Effective Date, until such Claim is paid in full.

4	Allowed Series B Preferred Interests: Class 4 shall consist of all Series B Preferred Interests.	Impaired	Entitled to vote
5	Certain Allowed Common Interests: Class 5 shall consist of all Allowed Common Interests.	Impaired	Entitled to vote
6	Allowed Option Interests: Class 6 shall consist of all Allowed Option Interests.	Impaired	Not entitled to vote (deemed to reject)
7	Allowed Warrant Interests: Class 7 shall consist of all Allowed Warrant Interests.	Impaired	Deemed to reject

C.           Unimpaired Classes.  Classes 1, 2, and 3 are Unimpaired under the Plan.  Under Bankruptcy Code § 1126(f), Holders of Claims in Classes 1, 2, and 3 are conclusively presumed to have accepted the Plan and are therefore not entitled to vote to accept or reject the Plan.

D.           Impaired, Voting Classes.  Classes 4, 5, and 7 are Impaired under the Plan and are entitled to vote to accept or reject the Plan under Bankruptcy Code § 1126(a).  However, Class 7 was created after the Voting Deadline and is deemed to reject the Plan.

E.           Impaired, Non-Voting Class.  Class 6 is Impaired and is receiving no distribution under the Plan.  Under Bankruptcy Code § 1126(g), Holders of Claims in Class 6 are presumed to have rejected the Plan and are therefore not entitled to vote to accept or reject the Plan.

F.            Acceptance or Rejection of the Plan.  An Impaired, Voting Class of Interests shall have accepted the Plan if votes to accept the Plan have been cast by at least two-thirds in amount of the Allowed Interests in such Class that have voted on the Plan.  This test applies to the vote of the Holders of Interests in Classes 4 and 5.

G.           Elimination of Classes for Voting Purposes.  Any Class that is not occupied as of the date of the commencement of the Confirmation Hearing by an Allowed Claim or as to which no vote is cast shall be deemed eliminated from the Plan for purposes of voting on acceptance or rejection of the Plan by such Class under Bankruptcy Code § 1129(a)(8).

H.           [Reserved]

I.            Controversy Concerning Impairment.  If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before Confirmation.

ARTICLE IV.

TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS

A.        Treatment of Class 1 – Allowed Secured Claims.

1.         Subclasses.  If there is more than one Allowed Secured Claim, then each Allowed Secured Claim shall be classified in a separate subclass (to be designated 1A, 1B, 1C, etc.).

2.         Impairment and Voting.  Class 1 (and each sub-Class therein, as applicable) is Unimpaired by the Plan.  Each Holder of an Allowed Secured Claim is not entitled to vote to accept or reject the Plan and shall be conclusively presumed to have accepted the Plan.

3.         Treatment.  Each Holder of an Allowed Secured Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Secured Claim, as soon as reasonably practicable after the later of (a) the Effective Date, (b) the Allowance Date, (c) the date such Allowed Secured Claim becomes due and owing in the ordinary course of business, and (d) such date as is mutually agreed upon by the Debtor or the Reorganized Debtor, as applicable, and the Holder of such Allowed Secured Claim, either: (i) at the sole discretion of the Debtor or the Reorganized Debtor, as applicable, (x) Cash equal to the unpaid portion of such Allowed Secured Claim, including any interest on such Allowed Secured Claim required to be paid pursuant to Bankruptcy Code § 506(b), or (y) Reinstatement of such Allowed Secured Claim; or (ii) such other treatment as may be agreed to by the Debtor and the Holder of such Allowed Secured Claim in writing.

B.         Treatment of Class 2 – Allowed Priority Non-Tax Claims.

1.         Impairment and Voting.  Class 2 is Unimpaired by the Plan.  Each Holder of an Allowed Priority Non-Tax Claim is not entitled to vote to accept or reject the Plan and shall be conclusively presumed to have accepted the Plan.

2.         Treatment.  Each Holder of an Allowed Priority Non-Tax Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Non-Tax Claim, as soon as reasonably practicable after the later of (a) the Effective Date, (b) the Allowance Date, (c) the date such Allowed Priority Non-Tax Claim becomes due and owing in the ordinary course of business, and (d) such date as is mutually agreed upon by the Debtor or the Reorganized Debtor, as applicable, and the Holder of such Allowed Priority Non-Tax Claim, either: (i) at the sole discretion of the Debtor or the Reorganized Debtor, as applicable, (x) Cash equal to the unpaid portion of such Allowed Priority Non-Tax Claim, or (y) Reinstatement of such Allowed Priority Non-Tax Claim; or (ii) such other treatment as may be agreed to by the Debtor and the Holder of such Allowed Priority Non-Tax Claim in writing.

C.         Treatment of Class 3 – Allowed General Unsecured Claims.

1.         Impairment and Voting.  Class 3 is Unimpaired by the Plan.  Each Holder of an Allowed General Unsecured Claim is not entitled to vote to accept or reject the Plan and shall be conclusively presumed to have accepted the Plan.

2.         Treatment.  Each Holder of an Allowed General Unsecured Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed General Unsecured Claim, as soon as reasonably practicable after the later of (a) the Effective Date, (b) the Allowance Date, (c) the date such Allowed General Unsecured Claim becomes due and owing in the ordinary course of business, and (d) such date as is mutually agreed upon by the Debtor or the Reorganized Debtor, as applicable, and the Holder of such Allowed General Unsecured Claim, either: (i) at the sole discretion of the Debtor or the Reorganized Debtor, as applicable, (x) Cash equal to the unpaid portion of such Allowed General Unsecured Claim, or (y) Reinstatement of such Allowed General Unsecured Claim; or (ii) such other treatment as may be agreed to by the Debtor and the Holder of such Allowed General Unsecured Claim in writing.

D.        Treatment of Class 4 – Series B Preferred Interests.

1.         Impairment and Voting.  Class 4 is Impaired by the Plan.  Each Holder of an Allowed Series B Preferred Interest is entitled to vote to accept or reject the Plan.

2.         Treatment.  Each Holder of an Allowed Series B Preferred Interest shall receive, on the Effective Date as more fully described herein, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Series B Preferred Interest, (a) its Pro Rata share of $2,000,000 in Cash consideration, plus (b) its Pro Rata share of 35% of the total of the New Common Stock of the Reorganized Debtor issued and outstanding as of the Effective Date (on a fully diluted basis, provided that no fractional shares of New Common Stock shall be issued, and any fractional share shall be rounded up or down to the nearest whole share as set forth herein).  Notwithstanding the foregoing, in the event that Class 5 votes in favor of the Plan, sub-part (b) above will be modified such that each Holder of Allowed Series B Preferred Interests will receive its Pro Rata share of 31% of the total of the New Common Stock of the Reorganized Debtor issued and outstanding as of the Effective Date (on a fully diluted basis, provided that no fractional shares of New Common Stock shall be issued, and any fractional share shall be rounded up or down to the nearest whole share as set forth herein).

E.         Treatment of Class 5 – Certain Allowed Common Interests.

1.         Impairment and Voting.  Class 5 is Impaired by the Plan.  Each Holder of an Allowed Common Interest is entitled to vote to accept or reject the Plan.

2.         Treatment.  Each Holder of an Allowed Common Interest shall receive, on the Effective Date as more fully described herein, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Common Interest, its Pro Rata share of 16% of the total of the New Common Stock of the Reorganized Debtor issued and outstanding as of the Effective Date (on a fully diluted basis, provided that no fractional shares of New Common Stock shall be issued, and any fractional share shall be rounded up or down to the nearest whole share as set forth herein).  In the event that Class 5 votes in favor of the Plan, each Holder of an Allowed Common Interest will be entitled to receive, in addition to the treatment provided for above, its Pro Rata share of an additional 4%, for a total of 20%, of the New Common Stock of the Reorganized Debtor issued and outstanding as of the Effective Date (on a fully diluted basis, provided that no fractional shares of New Common Stock shall be issued, and any fractional share shall be rounded up or down to the nearest whole share as set forth herein).

F.         Treatment of Class 6 – Allowed Option Interests.

1.         Impairment and Voting.  Class 6 is Impaired by the Plan.  Each Holder of an Allowed Option Interest is not entitled to vote to accept or reject the Plan and shall be conclusively presumed to have rejected the Plan.

2.         Treatment.  All Option Contracts shall be terminated on the Effective Date.  Holders of Allowed Option Interests shall not receive any recovery on account of such Interests.

G.        Treatment of Class 7 – Allowed Warrant Interests.

1.         Impairment and Voting.  Class 7 is Impaired by the Plan.  Each Holder of an Allowed Warrant Interest is entitled to vote to accept or reject the Plan.  However, due to the fact that Class 7 was created after the Voting Deadline, Class 7 is deemed to have rejected the Plan.

2.         Treatment.  Each Holder of an Allowed Warrant Interest shall receive, on the Effective Date as more fully described herein, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Warrant Interests, $0.09 per Allowed Warrant Interest.  All Warrant Contracts shall be terminated on the Effective Date.

H.        Special Provision Governing Unimpaired Claims and Interests.  Except as otherwise provided in the Plan or the Confirmation Order, nothing under the Plan will affect the Debtor’s rights in respect of any Unimpaired Claims or Interests, including all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims or Interests, including the right to cure any arrearages or defaults that may exist with respect to Executory Contracts to be assumed under the Plan.

ARTICLE V.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.        Legally Binding Effect.  Provisions of this Plan shall bind all Creditors and Interest Holders, including such Holders’ respective successors and assigns, whether or not they accept the Plan.

B.         Vesting of Property in the Reorganized Debtor.  On the Effective Date, except as otherwise expressly provided in the Plan or the Confirmation Order, title to all Estate property, including all Causes of Action, shall vest in the Reorganized Debtor free and clear of all Liens, Claims, charges or other encumbrances of any kind, except pursuant and subject to the terms and conditions of the SPA and the SPA Ancillary Documents.  On and after the occurrence of the Effective Date, except as otherwise provided in the Plan or the Confirmation, the Reorganized Debtor may operate its business and may use, acquire, and dispose of its assets free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, or the Local Rules.  Without limiting the foregoing, the Reorganized Debtor may pay the charges that it incurs on or after the Effective Date for professionals’ fees, disbursements, expenses or related support services without notice or application to the Bankruptcy Court.

C.           Operations Between the Confirmation Date and Effective Date.  During the period from the Confirmation Date through and until the Effective Date, the Debtor may continue to operate its business as a debtor in possession, subject to all applicable orders of the Bankruptcy Court and any limitations or agreements set forth in the Commitment Letter, the DIP Credit Agreement, or the DIP Order.

D.           Corporate Action.  The entry of the Confirmation Order shall constitute authorization for the Debtor and the Reorganized Debtor to take or cause to be taken all corporate actions necessary or appropriate to implement all provisions of, and to consummate, the Plan, the SPA, and the SPA Ancillary Documents prior to, on and after the Effective Date and all such actions taken or caused to be taken shall be deemed to have been authorized and approved by the Bankruptcy Court without further approval, act or action or vote under any applicable law, order, rule or regulation, including, without limitation, any action or vote required by the Holders of Common Interests, Holders of Series B Preferred Interests, Holders of the New Common Stock, officers, or directors of the Debtor or Reorganized Debtor (other than consent rights regarding the form of agreements and documents expressly provided for herein), including, among other things: (1) the approval and effectiveness of the New Organizational Documents; (2) the issuance of the SPA Investors Common Stock pursuant to the SPA; (3) the issuance of New Common Stock to Holders of Series B Preferred Interests and Common Interests; (4) the execution and delivery of, and performance under the SPA and the SPA Ancillary Documents and the incurrence of obligations thereunder; (5) the Rights Agreement Amendment and the authorization, issuance, and/or reservation of Series A Preferred Stock in connection therewith; (6) all transfers of assets that are to occur pursuant to the Plan; (7) the incurrence of all obligations contemplated by the Plan and the making of Distributions; (8) the implementation of all settlements and compromises as set forth in or contemplated by the Plan; and (9) the election of directors and the appointment of officers of the Reorganized Debtor.  On the Effective Date, the officers of the Debtor and the Reorganized Debtor, as applicable, are authorized and directed to do all things and to execute and deliver all agreements, documents, instruments, notices, and certificates as are contemplated by the Plan and to take all necessary actions required in connection therewith, in the name of and on behalf of the Debtor and the Reorganized Debtor, as applicable.  The authorizations and approvals contemplated by this Article V of the Plan shall be effective notwithstanding any requirements under non-bankruptcy law.

E.           Governance Documents and Corporate Existence.  Except as otherwise provided in the Plan or the Confirmation Order, the Debtor shall continue to exist after the Effective Date as the Reorganized Debtor in accordance with applicable Delaware law and pursuant to the charter and by-laws (or other formation documents) in effect prior to the Effective Date, except to the extent such charter and by-laws (or other formation documents) are amended under the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state or federal law).

F.            Restructuring Transactions.  After the Plan is Confirmed, but prior to the Effective Date, (i) the Debtor and the Reorganized Debtor, as applicable, may take all actions as may be necessary or appropriate in the Debtor’s or Reorganized Debtor’s discretion, as applicable, to effectuate any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, and (ii) the Debtor’s board of directors shall execute the Enabling Resolutions.  On the Effective Date, the following transactions and the transactions identified in Article V.H herein shall be effectuated:

1.         New Organizational Documents.  In accordance with Article V.D of the Plan, on or immediately prior to the Effective Date, the New Organizational Documents shall be adopted as may be necessary to effectuate the transactions contemplated by the Plan.  The Debtor shall file its New Organizational Documents as is customary with the Delaware Secretary of State and/or other applicable authorities in accordance with applicable corporate law. The New Organizational Documents shall, among other things, prohibit the issuance of non-voting Equity Securities, to the extent required under Bankruptcy Code § 1123(a)(6).  After the Effective Date, the Reorganized Debtor may amend and restate its New Organizational Documents and other constituent documents as permitted by the terms thereof and applicable law.

2.         SPA Closing.  Subject to and in accordance with the terms and conditions of the SPA, the closing on the SPA shall occur on the Effective Date.  The SPA Investors shall wire the cash portion of the SPA Purchase Consideration to the Debtor, the outstanding balance of the DIP Loan shall be deemed applied to the SPA Purchase Consideration, and the Debtor shall immediately take all actions necessary to effectuate the issuance of the SPA Investors Common Stock to the SPA Investors, including by delivering irrevocable instructions to the Transfer Agent instructing the Transfer Agent to deliver a stock certificate or book entry evidence to the SPA Investors evidencing the purchased SPA Investors Common Stock.  All of the SPA Investors Common Stock issued pursuant to the SPA and the Plan shall be duly authorized, validly issued, fully paid, and non-assessable, and shall be subject to the terms and conditions of the New Organizational Documents.

3.         Execution of SPA Ancillary Documents.  The Debtor, the Reorganized Debtor, the SPA Investors, and/or any other necessary Persons, as applicable, shall execute the remaining SPA Ancillary Documents for which the necessary conditions as provided in the SPA, the Plan, and Confirmation Order shall have occurred.

4.         Establishment of Equity Incentive Plan.  75,000 of the authorized shares of New Common Stock shall be allocated to the Equity Incentive Plan.  The details of the Equity Incentive Plan shall be established by the Reorganized Debtor’s board of directors.

5.         Cancellation of Common Interests and Series B Preferred Stock in the Debtor and Issuance of New Common Stock in the Reorganized Debtor.  The actions identified in Article V.M of the Plan shall be implemented in the order as set forth therein.

6.         Director and Officer Changes.  The actions identified in Article V.H of the Plan shall be implemented as set forth therein.

G.           Sources of Cash for Plan Distributions.  All Cash necessary for the Debtor to make Distributions under the Plan shall be obtained from the Debtor’s existing Cash balances, the SPA Purchase Consideration, or the liquidation of property of the Estate.

H.           Directors and Officers of the Reorganized Debtor.

1.         On the Effective Date, each of the Debtor’s then-existing directors shall voluntarily resign as a director and as a member of any committee of the Debtor’s board.

2.         On the Effective Date, the board of the Reorganized Debtor shall be fixed at five (5) directors in a three-class classified board structure, with each director to serve a three-year term, subject to the appointment and re-election provisions set forth in this Article V.H of the Plan.  The board of directors of the Reorganized Debtor shall be appointed as follows: (a) the SPA Investors’ Directors shall be appointed to the board of directors of the Reorganized Debtor and shall stand for re-election to the Reorganized Debtor’s board of directors in 2020 at the Reorganized Debtor’s annual meeting of shareholders; (b) a Holder of Common Interests selected by the Debtor, and subject to the SPA Investors’ consent, with such consent not to be unreasonably withheld, shall be appointed to the board of directors of the Reorganized Debtor, and that director shall stand for re-election to the Reorganized Debtor’s board of directors in 2021 at the Reorganized Debtor’s annual meeting of shareholders; and (c) the Aleris Director shall be appointed to the board of directors of the Reorganized Debtor to create a four member board before the appointment of the Independent Director, and the Aleris Director (or another person nominated by Aleris or its designee) shall stand for re-election to the Reorganized Debtor’s board of directors in 2021 at the Reorganized Debtor’s annual meeting of shareholders.  After the first four directors have been appointed, one director jointly identified prior to the Effective Date by the SPA Investors’ Directors and the Debtor, which director shall be an “Independent” director as defined by the NASDAQ, shall be voted on by the other four directors, and such director, if approved by an affirmative vote of at least three of the four then-existing directors, shall be appointed to the Reorganized Debtor’s board.  The Independent Director shall stand for re-election to the Reorganized Debtor’s board of directors in 2019 at the Reorganized Debtor’s annual meeting of shareholders.

3.         On the Effective Date, the Continuing Officers shall continue with the Reorganized Debtor.

I.            Disclosure of Directors and Officers.  Pursuant to Bankruptcy Code § 1129(a)(5), the identity and affiliations of any Person designated to serve on the initial board of directors of the Reorganized Debtor or as an officer of the Reorganized Debtor will be disclosed herein or in the Plan Supplement.  To the extent such Person is an insider, the nature of any compensation payable to such Person will be included in the Plan Supplement.

J.            D&O Liability Insurance Policies.  The Debtor or the Reorganized Debtor, as the case may be, shall purchase and maintain director and officer liability insurance coverage, that is effective as of the Effective Date, for officers and directors of the Reorganized Debtor, including reasonably sufficient tail coverage (i.e., directors’ and officers’ insurance coverage that extends beyond the end of the policy period) for any director and officer liability policies in effect on the Petition Date for the Debtor’s current and former directors, officers, and managers for such terms or periods of time, to be reasonable under the circumstances.  All such policies shall be acceptable to the SPA Investors and the SPA Investors’ Directors in all respects and shall not be cancelable by the Reorganized Debtor without prior unanimous approval by the board of directors of the Reorganized Debtor.

K.           Indemnification Agreements for New Directors.  The Reorganized Debtor shall enter into the Indemnification Agreements with the New Directors and Continuing Officers, in the form to be included in the Plan Supplement.

L.           Derivative Litigation Claims.  Claims or Causes of Action derivative of or from the Debtor are Estate property under Bankruptcy Code § 541.  On and after the Effective Date, all Derivative Litigation Claims, regardless of whether pending on the Petition Date, shall be retained by, vest in, and/or become property of the Reorganized Debtor.  All named plaintiffs (including certified and uncertified classes of plaintiffs) in any actions pending on the Effective Date relating to any Derivative Litigation Claim and their respective servants, agents, attorneys, and representatives shall, on and after the Effective Date, be permanently enjoined, stayed, and restrained from pursuing or prosecuting any Derivative Litigation Claim.

M.          Cancellation of Interests in the Debtor and Issuance of New Common Stock in the Reorganized Debtor.  At 4:00 p.m., prevailing Eastern Time, on the Effective Date, all issued and outstanding (a) capital stock (including Common Interests and Series B Preferred Stock), limited liability company interest, partnership interest, equity security (as defined in section 101(16) of the Bankruptcy Code) or other ownership, beneficial or profits interest of the Debtor, and (b) option, warrant, security, stock appreciation right, phantom unit, incentive, commitment, call, Unexchanged Interest, redemption right, repurchase right or other agreement, arrangement or right of any kind that is convertible into, exercisable or exchangeable for, or otherwise permits any Person to acquire, any capital stock (including common stock and preferred stock), limited liability company interest, partnership interest or other equity security or other ownership, beneficial or profits interest of the Debtor (whether or not arising under or in connection with any employment agreement), including any Warrant Contract or Option Contract, shall be deemed cancelled pursuant to the terms of the Plan and Confirmation Order without the need for any further action on the part of the Debtor, the Reorganized Debtor, the Holders of Series B Preferred Interests, the Holders of Common Interests, any other holder thereof or their respective agents.  Immediately thereafter, shares of New Common Stock issued by the Reorganized Debtor shall be deemed issued to the applicable Holders of Allowed Series B Preferred Interests and Allowed Common Interests in Class 5 as provided for in

Article IV of the Plan as of 4:00 p.m., prevailing Eastern Time, on the Effective Date.  For the avoidance of doubt, as of the Effective Date, the total number of (x) authorized shares of New Common Stock in the Reorganized Debtor shall be 2,500,000, (y) issued and outstanding shares of New Common Stock in the Reorganized Debtor shall be approximately 739,185 if Class 5 votes to accept the Plan or approximately 923,981 if Class 5 votes to reject the Plan, and (z) authorized shares of Series A Preferred Stock shall be 5,000.  All such New Common Stock shall be duly authorized, validly issued, fully paid, and non-assessable, and shall be subject to the terms and conditions of the Reorganized Debtor’s New Organizational Documents, the Rights Agreement, and the Rights Agreement Amendment.  All such New Common Stock, including the SPA Investors Common Stock, shall be deemed issued as of 4:00 p.m., prevailing Eastern Time, on the Effective Date regardless of the date on which such shares of New Common Stock are actually distributed.  In connection with the shares of New Common Stock to be issued pursuant to the Plan in exchange for Series B Preferred Interests or Common Interests in the Debtor existing and outstanding immediately prior to 4:00 p.m., prevailing Eastern Time, on the Effective Date, the Reorganized Debtor need not provide any further evidence to DTC other than the Plan or the Confirmation Order.  For the avoidance of doubt, any time-based vesting conditions applicable to Common Interests as of the Effective Date shall be deemed accelerated and all such Common Interests shall vest in the Holders of such Common Interests as of the Effective Date, and all such Holders shall be entitled to receive their pro rata share of the New Common Stock, provided that Holders of such Common Interests and related New Common Stock shall be obligated to the Debtor or Reorganized Debtor, as applicable, to reimburse the Debtor or Reorganized Debtor in cash for any payroll tax withholding obligations incurred by the Debtor or Reorganized Debtor relating to the Holders’ receipt of the New Common Stock.  For the avoidance of doubt, as of 4:00 p.m., prevailing Eastern Time, on the Effective Date, any Holder of equity addressed in Class 6 or Class 7 of the Plan shall no longer be a Holder of any equity interest of the Debtor from and after such time.

N.           Transfer Restrictions on New Common Stock.  The New Organizational Documents shall contain transfer restrictions which will, inter alia, prohibit any trading or transfers of shares of New Common Stock by Holders of such New Common Stock that hold or would result in the ownership of more than 4.9% of the total outstanding issued New Common Stock.

O.           Acquisition Facility Commitment.  As part of the Plan Supplement, the SPA Investors, on behalf of themselves and/or other commitment parties, shall provide the Acquisition Facility Commitment.

P.            Deregistration.  Promptly after the occurrence of the Effective Date, and as soon as practicable under the federal securities laws, the Reorganized Debtor shall file the necessary Form 15 with the Securities and Exchange Commission in connection with the deregistration of the New Common Stock under the Securities Exchange Act of 1934, as amended.

Q.           Bankruptcy Code § 1145 Exemption.  To the extent provided in Bankruptcy Code § 1145 and under applicable nonbankruptcy law, the issuance under (a) the Plan of New

Common Stock to the Holders of Series B Preferred Interests and Holders of Allowed Common Interests in Class 5, and (b) the Equity Incentive Plan of New Common Stock to the participants in the Equity Incentive Plan, shall be: (i) exempt from registration under the Securities Act and all rules and regulations promulgated thereunder; (ii) exempt from registration under any state or local law requiring registration prior to the offering, issuance, distribution, or sale of securities; and (iii) eligible for resale by the Holders of the New Common Stock to the extent not prohibited by the New Organizational Documents or other applicable law or regulations, including the federal securities laws.

R.           [Reserved].

ARTICLE VI.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.           Assumption and Rejection of Executory Contracts and Unexpired Leases.

1.         Assumed Executory Contracts and Unexpired Leases:  Except as otherwise specifically provided herein, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, as of the Effective Date, the Reorganized Debtor shall be deemed to have rejected each Executory Contract and Unexpired Lease to which the Debtor or Reorganized Debtor is a party, unless such contract or lease (i) was previously assumed or rejected by the Debtor, (ii) had previously expired or terminated pursuant to its own terms, (iii) is the subject of a motion to assume and assign on or before the Confirmation Date, or (iv) is an Assumed Executory Contract as set forth on Exhibit B hereto or otherwise included in the Plan Supplement.

Unless otherwise specified, each Executory Contract and Unexpired Lease shall include any and all modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on Exhibit B hereto or otherwise included in the Plan Supplement.

At any time prior to the Effective Date, the Debtor, with the consent of the SPA Investors, may determine to include or exclude any Executory Contract or Unexpired Lease from the list of Assumed Executory Contracts set forth on Exhibit B hereto or otherwise included in the Plan Supplement.  The Debtor or Reorganized Debtor, as applicable, shall notify the non-Debtor party or parties to such Executory Contracts or Unexpired Leases by written notice as soon as practicable after such determination; provided, that notice of any determination to include an Executory Contract or Unexpired Lease on the list of Assumed Executory Contract subsequent to April 6, 2018 shall be provided by overnight mail.

2.         Rejection of Certain Executory Contracts and Unexpired Leases:  All Rejected Executory Contracts shall be rejected as of the Confirmation Date (which rejection shall be effective on the Effective Date), and such Rejected Executory Contracts shall no longer represent the binding obligations of the Reorganized Debtor after the Effective Date.  Entry of the Confirmation Order shall constitute approval of such rejections under Bankruptcy Code §§ 365 and 1123.

B.           Proposed Cure Claim Amounts.  The Proposed Cure Claim Disclosure contains the Proposed Cure Claim Amount for each Assumed Executory Contract.

1.         Objections to Assumption or Proposed Cure Claim Amounts.  Any objection to assumption of an Assumed Executory Contract or a Proposed Cure Claim Amount shall be filed with the Bankruptcy Court, and a copy served on the Debtor, on or before the Proposed Cure Claim Objection Deadline.

2.         Failure to Object to a Proposed Cure Claim Amount.  If the non-Debtor party to an Assumed Executory Contract does not file and serve an objection to the assumption or Proposed Cure Claim Amount related to such Assumed Executory Contract on or before the Proposed Cure Claim Objection Deadline, the Assumed Executory Contract shall be deemed to be assumed effective on the Effective Date, and the Proposed Cure Claim Amount shall be deemed the Allowed Amount of the Cure Claim related to such Assumed Executory Contract absent order of the Court to the contrary, and except as to any defaults occurring between the service of the Proposed Cure Claim Disclosure and the occurrence of the Effective Date of the Plan.

3.         Resolution of Objection to Proposed Cure Claim Amount.  If an objection to a Proposed Cure Claim Amount is filed and served by the Proposed Cure Claim Objection Deadline, the Allowed Amount of the Cure Claim related to such Assumed Executory Contract shall be determined by agreement of the parties to such Assumed Executory Contract (without any further notice to or action, order, or approval of the Bankruptcy Court) or by subsequent order of the Bankruptcy Court.

4.         Deemed Assumption Subject to Revocation.  At the option of the Reorganized Debtor, an Assumed Executory Contract for which the associated Proposed Cure Claim Amount is subject to an objection will be deemed assumed by the Reorganized Debtor effective on the Effective Date; provided, that the Reorganized Debtor may revoke an assumption of any such Executory Contract or Unexpired Lease within twenty (20) days after the later of (i) the Effective Date, or (ii) entry of an order by the Bankruptcy Court adjudicating the objection to the Proposed Cure Claim Amount related to such Executory Contract or Unexpired Lease, by filing a notice of such revocation with the Bankruptcy Court and serving a copy on the party(ies) whose Executory Contract or Unexpired Lease is rejected.  Any Executory Contract or Unexpired Lease identified in such revocation notice shall be deemed rejected retroactively as of the Confirmation Date.  Any party whose Executory Contract or Unexpired Lease is rejected pursuant to a revocation notice may file a Claim arising out of such rejection within twenty-one (21) days after such revocation notice is filed with the Bankruptcy Court and served on the affected party, and any such Claim not filed by that deadline shall be discharged and forever barred, absent order of the Bankruptcy Court to the contrary.  The Reorganized Debtor shall have the right to object to any Claim arising out of the rejection of an Executory Contract or Unexpired Lease.

5.         Payment of Cure Claims.  Within ten (10) Business Days after the Effective Date, the Reorganized Debtor shall pay all Allowed Cure Claims that are not subject to an objection.  The Reorganized Debtor shall pay all Cure Claims that are subject to an objection within twenty (20) days of the later of the (a) Effective Date, and (b) the Allowance Date.

C.           Rejection Damages Bar Date.  Except as otherwise provided for in an order of the Bankruptcy Court, any Claim arising out of the rejection of an Executory Contract or Unexpired Lease pursuant to the Confirmation Order or prior order of the Bankruptcy Court must be filed with the Bankruptcy Court and served on counsel for the Reorganized Debtor on or before the Rejection Claim Bar Date.  Any such Claims not filed and served by the Rejection Claim Bar Date shall be discharged and forever barred, absent order of the Court to the contrary.  Each Allowed Claim arising from the rejection of an Executory Contract or Unexpired Lease shall be treated as an Allowed General Unsecured Claim.  The Bankruptcy Court shall determine the amount, if any, of a Claim of any Person seeking damages arising from the rejection of any Executory Contract or Unexpired Lease if an objection is filed to such Claim.

D.           Reservation of Rights.  Neither the exclusion nor inclusion of any contract or lease by the Debtor on any exhibit to the Plan, nor anything contained in the Plan or the Confirmation Order, shall constitute an admission by the Debtor or the Reorganized Debtor that any such contract or lease is or is not in fact an Executory Contract or Unexpired Lease or that the Debtor or the Reorganized Debtor has any liability under such Executory Contract or Unexpired Lease.  Nothing in the Plan or the Confirmation Order shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, Causes of Action, or other rights of the Debtor or the Reorganized Debtor under any contract or lease.  Nothing in the Plan or Confirmation Order shall increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtor or the Reorganized Debtor under any contract or lease.

E.           Dispute Regarding Executory Nature of Contracts.  If there is a dispute regarding whether a contract or lease is or was an Executory Contract or Unexpired Lease at the time of assumption or rejection, then the Reorganized Debtor shall have thirty (30) days following entry of a Final Order resolving such dispute to amend its decision to assume or reject such contract or lease.

F.            Indemnification Obligations.  Notwithstanding anything in the Plan to the contrary, each Indemnification Obligation shall be assumed by the Debtor, effective as of the Effective Date, but such indemnification shall be limited to the Reorganized Debtor’s obligation to pay the self-insured retention amount provided for in an applicable insurance policy, including any obligation to advance defense costs up to the self-insured retention amount for Counsel approved by the applicable insurer.  For the avoidance of doubt, any attorney’s fees advanced will count against the retention, and the Reorganized Debtor shall not be obligated, either to any applicable insurer or to Persons to whom Indemnification Obligations are owed, to provide any payment or reimburse any expense except any self-insured retention amount provided for in an applicable insurance policy per claim (as such term is defined in the applicable insurance policy).

G              Postpetition Contracts and Leases.  Any contract, agreement or lease entered into following the Petition Date shall be deemed assigned by the Debtor to the Reorganized Debtor, as applicable, on the Effective Date, and may be performed by the Reorganized Debtor in the ordinary course of business.

ARTICLE VII.

OBJECTIONS TO AND PROCEDURES FOR RESOLVING DISPUTES

REGARDING CLAIMS AND INTERESTS

A.           Objections to Claims.  Unless otherwise provided herein, objections to Claims shall be filed with the Bankruptcy Court and served upon the Holders of each of the Claims to which objections are made as soon as practicable, but in no event later than 180 days after the Effective Date; provided, that such deadline may be extended automatically for an additional ninety (90) days by the Reorganized Debtor upon filing a notice with the Bankruptcy Court.  Further extensions to the deadline to object to Claims may be granted by the Bankruptcy Court upon motion of the Reorganized Debtor with notice to all affected claim holders.

B.           Claims Filed After Proof of Claim Bar Date.  Unless the Bankruptcy Court otherwise directs or unless otherwise provided herein, any Claim filed after the Proof of Claim Bar Date shall be disallowed in full and removed from the Claims Register without further order of the Bankruptcy Court.

C.           Allowance of Claims and Interests.  After the Effective Date, except as released in the Plan or by Bankruptcy Court order, the Reorganized Debtor shall have and retain any and all rights and defenses the Debtor had with respect to any Claims immediately prior to the Effective Date, including Causes of Action.

D.           Claims Administration Responsibilities.  Except as otherwise specifically provided in the Plan or the Confirmation Order, after the Effective Date, the Reorganized Debtor shall have the authority to: (1) file, withdraw, or litigate to judgment any objections to Claims; (2) settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court.

E.           Estimation of Claims and Interests.  The Reorganized Debtor may (but is not required to) at any time request that the Bankruptcy Court estimate any Claim that is contingent or unliquidated pursuant to Bankruptcy Code § 502(c) or otherwise, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during the appeal relating to such objection.  Notwithstanding any provision otherwise in the Plan, a Claim that has been removed from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court.  If a Claim is estimated pursuant to this Article VII.E or otherwise, such estimated amount shall constitute either the Allowed amount or a maximum limitation on such Claim, as determined by the Court, and the Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate Distribution on such Claim.

F.            Adjustment to Claims Without Objection.  Any Claim that has been paid or satisfied, or any Claim that has been amended or superseded, may be adjusted or removed from the Claims Register by the Reorganized Debtor without any further notice to or action, order, or approval of the Bankruptcy Court; provided, that to the extent a claim is removed from the Claims Register because it has been satisfied, the Reorganized Debtor shall serve on the affected party a notice of satisfaction.

G.           Disallowance of Claims or Interests.  Any Claim held by a Person from which property is recoverable under an Avoidance Action shall be deemed disallowed pursuant to Bankruptcy Code § 502(d), and the Holder of such Claim shall not receive any Distribution on account of such Claim until such time as the Cause of Action against such Person has been settled or a Final Order with respect thereto has been entered and all sums due, if any, to the Estate by such Person have been turned over or paid to the Reorganized Debtor.

H.           Offer of Judgment.  The Reorganized Debtor is authorized to serve upon a Holder of a Claim an offer to allow judgment to be taken on account of such Holder’s Claim, and, pursuant to Bankruptcy Rules 7068 and 9014, Federal Rule of Civil Procedure 68 shall apply to such offer of judgment.  To the extent the Holder of a Claim must pay the costs incurred by the Reorganized Debtor after the Reorganized Debtor makes such offer, the Reorganized Debtor is entitled to set off such amounts against the amount of any Distribution owing to such Holder without any further notice to or action, order, or approval of the Bankruptcy Court.

I.            Amendment to Claims.  On or after the Effective Date, except as provided in the Plan or the Confirmation Order, a Claim may not be filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtor; provided, that Governmental Units shall have until May 18, 2018 at 5:00 p.m. (prevailing Eastern Time) to file or amend a Claim.

ARTICLE VIII.

PROVISIONS GOVERNING DISTRIBUTIONS OF

PROPERTY UNDER THE PLAN

A.           General.  Except as otherwise specified herein, the Reorganized Debtor shall make all Cash Distributions required under the Plan.  All Distributions of New Common Stock pursuant to the Plan shall be made in accordance with Article V.M.

B.           Delivery of Distributions.  Except as otherwise provided herein, Cash Distributions under the Plan shall be made to Record Holders by mail: (a) first, at the address set forth on the Record Holder’s last filed Proof of Claim or the address set forth in any later written notice of address change filed by such Holder; (b) second, at the addresses reflected in the Schedules if neither a Proof of Claim nor a written notice of address change has been filed; and (c) third, if the Record Holder’s address is not listed in the Schedules, and such Record Holder has not filed a Proof of Claim or written notice of address change, at the last known address of such Record Holder according to the Debtor’s books and records.  Except for the preceding sentence, the Reorganized Debtor shall not be required to make any additional inquiry into the address to which it must deliver a Cash Distribution under the Plan.

Undeliverable Cash Distributions shall be set aside and held in a segregated account in the name of the Reorganized Debtor.  If the Reorganized Debtor is able to determine or is notified of such Holder’s then-current address, then such Cash Distribution (less any withholding pursuant to the Plan) shall be paid or distributed to such Holder within ten (10) Business Days of the date the Reorganized Debtor determines the Holder’s then-current address.  If the Reorganized Debtor cannot determine, or is not notified of, a Holder’s then-current address by the later of six (6) months after the Effective Date or six (6) months after the date of the first Cash Distribution to such Holder, the Cash Distribution reserved for such Holder shall be deemed an unclaimed Cash Distribution to which subsection E of this Article VIII shall apply.

C.           Allocation of Distributions.  In the case of Distributions pursuant to the Plan, the amount of any Cash and the fair market value of any other consideration distributed to a Record Holder shall be allocable first to the principal amount of such Claim (as determined for federal income tax purposes) and then, to the extent of any excess, the remainder of the Claim.

D.           Rounding of Fractional Distributions.  Notwithstanding any other provision of the Plan, the Reorganized Debtor shall not be required to distribute any fractional shares of New Common Stock pursuant to the Plan, nor distribute cash in lieu of any fractional share of New Common Stock.  Whenever any issuance of a fraction of a share of New Common Stock would otherwise be required under the Plan, the actual issuance may reflect a rounding of such fraction (up or down) to the nearest share, with half shares (0.50) or less being rounded down; provided, that under no circumstances shall the rounding of fractional shares of New Common Stock pursuant to this Article VIII.D or otherwise under the Plan result in any change to the aggregate amount of New Common Stock to be issued to the Holders of Interests in Class 4 or Class 5, respectively, on an aggregate basis, pursuant to the Plan.

E.           Unclaimed Distributions.  If the current address of a Record Holder entitled to a Cash Distribution has not been determined by the later of six (6) months after the Distribution Date or six (6) months after the date of the first Cash Distribution to such Holder, then such Holder shall be deemed to have waived and released such Allowed Claim.

F.            Uncashed Checks.  Checks issued in respect of Allowed Claims will be null and void if not negotiated within ninety (90) days after the date of issuance thereof, and such Holder of an Allowed Claim shall forfeit its right to such Distribution.  In no event shall any funds escheat to any Governmental Unit.

G.           Compliance with Tax Requirements.  In connection with the Plan, to the extent applicable, the Reorganized Debtor shall comply with all withholding and reporting requirements imposed on it by any Governmental Unit, and all Cash Distributions pursuant to the Plan shall be subject to such withholding and reporting requirements.

H.           De Minimis Distributions.  Ratable Cash Distributions to Record Holders of Claims shall not be made if such Cash Distribution will result in a Distribution amount of less than $25.00, unless a request therefor is made in writing to the Reorganized Debtor.

I.            Setoffs and Recoupment.  Except as otherwise specifically provided for herein, the Debtor or Reorganized Debtor may, but shall not be required to, set off against or recoup from any Claim of any nature whatsoever that the Debtor may have against the Holder of such Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor or the Reorganized Debtor of any Cause of Action against such Holder; provided, that the Debtor or the Reorganized Debtor, as applicable, shall provide notice to the affected Holder of any offset, recoupment, or other reduction, and such Holder may challenge such offset, recoupment, or other reduction in the Bankruptcy Court or any other court of competent jurisdiction.

J.            No Postpetition Interest on Claims.  Except as otherwise specifically provided for herein, in the Confirmation Order or in any other order of the Bankruptcy Court, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims or Interests, and no Holder of a Claim or Interest shall be entitled to interest accruing on or after the Petition Date on any Claim or Interest.

K.           Abandoned Assets.  The Debtor or the Reorganized Debtor, as applicable, shall abandon the Abandoned Assets pursuant to section 554(a) of the Bankruptcy Code, and the Confirmation Order shall provide that the Abandoned Assets shall be deemed abandoned as of entry of the Confirmation Order.

ARTICLE IX.

SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS

A.           [Reserved].

B.           9019 Settlement.  Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for voting in favor of the Plan and agreeing to take the actions specified in the Restructuring Support Agreement, on the Effective Date, Aleris shall be entitled to an immediate credit in the amount of $28 million solely for purposes of reducing its liability for any Damages (as defined in the Purchase and Sale Agreement) due and owing pursuant to Section 9.02(a) or Section 6.01 of the Purchase and Sale Agreement (after taking into account the provisions and limitations set forth in Section 9.04 of the Purchase and Sale Agreement) which would have been otherwise satisfied by (i)  first, reducing accrued but unpaid dividends on the Series B Preferred Interests beneficially owned by Aleris by the total amount of such Damages, and (ii) second, forfeiting to the Debtor the Series B Preferred Interests beneficially owned by Aleris having an aggregate remaining liquidation preference equal to the total amount of such Damages less the amount of Damages satisfied by reducing accrued but unpaid dividends in clause (i) above.  Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the foregoing settlement pursuant to Bankruptcy Rule 9019 and its finding that this is a good faith settlement, is fair, equitable and reasonable, and in the best interests of the Debtor and Holders of Claims and Interests pursuant to any bankruptcy and applicable nonbankruptcy laws, given and made after due notice and opportunity for hearing. For purposes of clarity regarding the preceding sentence, if Aleris owes Damages of $2 million after taking into account the provisions and limitations set forth in Section 9.04 of the Purchase and Sale Agreement that would have been satisfied by reducing the Series B Preferred Interests as specified above, Aleris will have no obligation to make a cash payment and there remains another $26 million eligible to reduce (as specified above) future indemnification obligations that Aleris otherwise would have.

C.           Section 1125(e) Release.  The Co-Proponents and their respective representatives shall comply with Bankruptcy Code § 1125(e) and shall be afforded the protections thereof.

D.           The Debtor Release.  As of the Effective Date, for good and valuable consideration, the Debtor and Reorganized Debtor shall be deemed to release and forever waive claims, interests, obligations, rights, suits, damages, losses, costs and expenses, actions, Causes of Action, remedies, and liabilities of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, suspected or unsuspected, matured or unmatured, fixed or contingent, existing or hereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtor, the Chapter 11 Case, the Restructuring Transactions, the Plan or the Disclosure Statement, or any prepetition claim that could have been asserted by or on behalf of the Debtor or the Estate or the Reorganized Debtor against the Released Parties, including, but not limited to, all Avoidance Actions; provided, however, that no Released Party shall be released under this subsection for any claim or Cause of Action arising as a result of such Released Party’s (i) bad faith, (ii) actual fraud, (iii) willful misconduct, or (iv) gross negligence, each as determined by a Final Order of a court of competent jurisdiction; provided, further, that no retained Causes of Action specifically set forth in the Plan Supplement shall be released under this subsection.  For the avoidance of doubt, this release shall enjoin the commencement of any Avoidance Action by any party against the Released Parties, whether such action is brought pursuant to the provisions of the Bankruptcy Code or pursuant to similar state law to the extent such cause of action could have been pursued by the Debtor pursuant to Bankruptcy Code §§ 541, 544, 548, or 550.

E.           Releases by Holders of Interests.  Notwithstanding anything contained in the Plan to the contrary, on the Confirmation Date and effective as of the Effective Date, and to the fullest extent permitted by applicable law, each Releasing Party shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released the Released Parties from any and all claims, interests, obligations, debts, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, including any derivative claim asserted or that could be asserted on behalf of the Debtor and/or

Reorganized Debtor, including, but not limited to, all Avoidance Actions, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Releasing Party would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtor, the Chapter 11 Case, the Restructuring Transactions, the Plan, or the Disclosure Statement, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between the Debtor and any Releasing Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Case, the negotiation, formulation, preparation, implementation or administration of the Plan, the Plan Supplement, the DIP Loan, the DIP Loan Documents, the New Organizational Documents, or any other related Documents, the Purchase and Sale Agreement, any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes bad faith, actual fraud, willful misconduct, or gross negligence. For the avoidance of doubt, this release shall enjoin the commencement of any Avoidance Action by any Releasing Party against the Released Parties, whether such action is brought pursuant to the provisions of the Bankruptcy Code or pursuant to similar state law to the extent such cause of action could have been pursued by the Debtor pursuant to Bankruptcy Code §§ 541, 544, 548, or 550.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein, and a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the Third-Party Release.

F.            Exculpation.  Notwithstanding anything contained herein to the contrary, on the Confirmation Date and effective as of the Effective Date, and to the fullest extent permitted by applicable law, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby exculpated from, any cause of action, claim or other assertion of liability for any act or omission from the Petition Date to the Effective Date in connection with, relating to, or arising out of, the Chapter 11 Case, the filing of the Chapter 11 Case, the Restructuring Transactions, the formulation, preparation, dissemination, negotiation, administration, implementation, solicitation, or filing of, or distributions of consideration pursuant to, as applicable, the Disclosure Statement, the Plan, the Plan Supplement, the DIP Loan, the DIP Loan Documents, or any other related Document or contract, instrument, release or other agreement or document created or entered into in connection with any of the foregoing, the pursuit of Confirmation, the pursuit of consummation of the Plan, the issuance of New Common Stock or other securities pursuant to the Plan, or the distribution of property under the Plan, except for claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted bad faith, actual fraud, gross negligence or willful misconduct. Nothing herein shall prevent the Exculpated Parties from asserting as a defense that they have in good faith reasonably relied upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

G.           Discharge and Discharge Injunction.  Except as otherwise provided in the Plan or the Confirmation Order, the rights granted in the Plan and the treatment of all Claims and Interests shall be in exchange for, and in complete satisfaction, discharge, and release of, all Claims and Interests of any nature whatsoever against the Debtor, the Reorganized Debtor, and any of the Estate property, whether such Claims or Interests arose before or during the Chapter 11 Case or in connection with implementation of the Plan.  Except as otherwise provided in the Plan or the Confirmation Order, on the Effective Date, each of the Debtor and the Reorganized Debtor shall be discharged and released from any and all Claims and Interests, including demands and liabilities that arose before the Effective Date, and all debts of the kind specified in Bankruptcy Code §§ 502(g), 502(h), or 502(i), regardless of whether: (i) a Proof of Claim evidencing such debt was filed or deemed filed under Bankruptcy Code § 501; (ii) a Claim based on such debt is allowed under Bankruptcy Code § 502; or (iii) the Holder of a Claim or Interest based on such debt has accepted the Plan.  Except as otherwise provided in the Plan or the Confirmation Order, the Confirmation Order shall be a judicial determination of discharge of all liabilities of the Debtor.  Pursuant to Bankruptcy Code § 524 and any other applicable section of the Bankruptcy Code, the discharge granted under this section shall void any judgment against the Debtor at any time obtained (to the extent it relates to a discharged Claim or Interest), and operates as an injunction against the prosecution of any action against the Reorganized Debtor or the Estate property (to the extent it relates to a discharged Claim or Interest).  For the avoidance of doubt, notwithstanding anything to the contrary contained in the Plan, any Claim or Interest that is Reinstated pursuant to the Plan shall not be discharged.

H.           Enjoining Holders of Claims Against and Interests in Debtor.  Except as otherwise expressly provided in the Plan or the Confirmation Order, after the Effective Date, all Persons who have been, are, or may be Holders of Claims against or Interests in the Debtor arising on or before the Effective Date shall be enjoined from taking any of the following actions against or affecting the Debtor, the Reorganized Debtor, the Estate, and Estate property in regard of such Claims or Interests (other than actions brought to enforce any rights or obligations under the Plan) to the fullest extent provided under Bankruptcy Code § 524 or any other applicable section of the Bankruptcy Code:

1.         commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind against the Reorganized Debtor, the Debtor, the Estate, or Estate property (including, all suits, actions, and proceedings that are pending on the Effective Date, which shall be deemed withdrawn and dismissed with prejudice);

2.         enforcing, levying, attaching, collecting, or otherwise recovering by any manner or means, directly or indirectly, any judgment, award, decree, or order against the Reorganized Debtor, the Debtor, the Estate, or Estate property;

3.         creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any Lien against the Reorganized Debtor, the Debtor, the Estate, or Estate property;

4.         asserting any right of subrogation or setoff (except for setoffs exercised prior to the Petition Date) of any kind, directly or indirectly, against any obligation due the Reorganized Debtor, the Debtor, the Estate, or Estate property; and

5.         proceeding in any manner and in any place whatsoever that does not conform to or comply with the provisions of the Plan.

For the avoidance of doubt, notwithstanding anything to the contrary contained in the Plan, the injunction provisions contained in this Plan shall not apply with respect to any Claim or Interest that is Reinstated pursuant to the Plan.

I.            Integral to the Plan.  Each of the discharges and injunctions provided in this Article IX is an integral part of the Plan and is essential to its implementation.  Any party protected by the releases and exculpations set forth in this Article IX shall have the right to independently seek the enforcement of the releases and exculpations set forth in this Article IX.

ARTICLE X.

RETENTION OF CAUSES OF ACTION

A.           Reorganized Debtor’s Preservation, Retention and Maintenance of Causes of Action.  Except as otherwise provided in the Plan or the Confirmation Order, or in any contract, instrument, release, or other agreement entered into in connection with the Plan, in accordance with Bankruptcy Code § 1123(b)(3), the Reorganized Debtor shall retain and shall have the exclusive right, authority, and discretion to (without further order of the Bankruptcy Court) determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, or withdraw, or litigate to judgment any and all Causes of Action that the Debtor or the Estate may hold against any Person, whether arising before or after the Petition Date.  The Debtor reserves and shall retain the foregoing Causes of Action notwithstanding the rejection of any Executory Contract or Unexpired Lease during the Chapter 11 Case.

B.           Preservation of All Causes of Action Not Expressly Settled or Released.  No Person may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtor or the Reorganized Debtor, as applicable, will not pursue any and all available Causes of Action against it.  The Debtor or the Reorganized Debtor, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Person, except as otherwise expressly provided in the Plan or the Confirmation Order.  A non-exhaustive list of retained Causes of Action shall be set forth in the Plan Supplement.  Unless a Cause of Action is expressly waived, relinquished, released, compromised or settled in the Plan or any Final Order, the Debtor expressly reserves such Cause of Action (including any counterclaims) for later adjudication by the

Reorganized Debtor.  Therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise) or laches shall apply to such Causes of Action (including counterclaims) on or after the Confirmation of the Plan as a consequence of the Chapter 11 Case, the Confirmation of the Plan, or consummation of the Plan.

ARTICLE XI.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.           Amendment or Modification of the Plan.  Subject to Bankruptcy Code § 1127, and, to the extent applicable, Bankruptcy Code §§ 1122, 1123, and 1125 and Bankruptcy Rule 3019, the Co-Proponents may by unanimous consent, and with the reasonable consent of Aleris, which consent shall not be unreasonably withheld, conditioned or delayed, or alter, amend or modify the Plan or the exhibits at any time prior to or after the Confirmation Date but prior to the substantial consummation of this Plan.  No such amendment or modification of the Plan or Plan Supplement, or the exhibits shall be permitted without the unanimous consent of each of the Co-Proponents, and the reasonable consent of Aleris, which consent shall not be unreasonably withheld, conditioned or delayed.

B.           Revocation or Withdrawal of the Plan.  The Co-Proponents, whether by unanimous consent or as otherwise permitted by the Commitment Letter, DIP Credit Agreement, and DIP Order, reserve the right to revoke or withdraw this Plan at any time prior to the Confirmation Date and to file subsequent plans.  If the Co-Proponents, whether by unanimous consent or as otherwise permitted by the Commitment Letter, DIP Credit Agreement, and DIP Order, revoke or withdraw this Plan prior to the Confirmation Date, or if the Confirmation Date or the Effective Date does not occur, then: (i) this Plan shall be deemed null and void in all respects; (ii) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void in all respects; and (iii) nothing contained in the Plan shall be deemed to constitute an admission, waiver or release of any claims by or against the Debtor or any other Person, or to prejudice in any manner the rights of the Debtor, the Estate or any Person in any further proceedings involving the Debtor; provided, that any party to an Executory Contract or Unexpired Lease that does not object to a Proposed Cure Claim Amount by the Proposed Cure Claim Objection Deadline in accordance with Article VI.B of the Plan shall be deemed to have consented to such Proposed Cure Claim Amount regardless of anything to the contrary in this Article XI.

ARTICLE XII.

RETENTION OF JURISDICTION

A.           Bankruptcy Court Jurisdiction.  Notwithstanding the entry of the Confirmation Order or the occurrence of the Effective Date, the Bankruptcy Court, even after the Chapter

11 Case has been closed, shall have jurisdiction over all matters arising under, arising in, or relating to the Chapter 11 Case, including, among other things, proceedings to:

1.         ensure that the Plan is fully consummated and implemented;

2.         enter such orders that may be necessary or appropriate to implement, consummate, or enforce the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan or the Disclosure Statement;

3.         consider any modification of the Plan under Bankruptcy Code § 1127;

4.         hear and determine all Claims, controversies, suits, and disputes against the Debtor to the full extent permitted under 28 U.S.C. §§ 157 and 1334;

5.         allow, disallow, determine, liquidate, classify, estimate, or establish the priority or secured or unsecured status of any Claim, including the resolution of any and all objections to the allowance or priority of Claims;

6.         hear, determine, and adjudicate any litigation involving the Causes of Action or other claims or causes of action constituting Estate property;

7.         decide or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any motions or applications involving the Debtor that are pending on or commenced after the Effective Date;

8.         resolve any cases, controversies, suits, or disputes that may arise in connection with the consummation, interpretation, or enforcement of the Plan, or any Person’s obligations incurred in connection with the Plan, or any other agreements governing, instruments evidencing, or documents relating to any of the foregoing, including the interpretation or enforcement of any rights, remedies, or obligations under any of the foregoing;

9.         hear and determine all controversies, suits, and disputes that may arise out of or in connection with the enforcement of any subordination and similar agreements among Creditors under Bankruptcy Code § 510;

10.       hear and determine all requests for compensation and/or reimbursement of expenses that may be made for fees and expenses incurred before the Effective Date;

11.       enforce any Final Order, the Confirmation Order, the Final Decree, and all injunctions contained in those orders;

12.       enter an order concluding and terminating the Chapter 11 Case;

13.       correct any defect, cure any omission, or reconcile any inconsistency in the Plan, or the Confirmation Order, or any other document or instruments created or entered into in connection with the Plan;

14.       determine all questions and disputes regarding title to the Estate property;

15.       classify the Claims of any Creditor and the treatment of those Claims under the Plan and determine objections that may be filed to any Claims;

16.       take any action described in the Plan or the Confirmation Order involving the Debtor;

17.       enforce the trading restrictions described in the Plan or otherwise contained in the Reorganized Debtor’s Charter Amendment, bylaws, the Rights Agreement, or the Rights Agreement Amendment;

18.       enter and implement such orders that are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

19.       hear, determine and adjudicate any motions, contested or litigated motions brought pursuant to Bankruptcy Code § 1112;

20.       hear, determine, and adjudicate all matters the Bankruptcy Court has authority to determine under Bankruptcy Code § 505, including determining the amount of any unpaid liability of the Debtor or the Estate for any tax incurred or accrued during the calendar year in which the Plan is Confirmed;

21.       enter a Final Decree as contemplated by Bankruptcy Rule 3022; and

22.       hear, determine, and adjudicate any and all claims brought under the Plan.

B.           Limitation on Jurisdiction.  In no event shall the provisions of this Plan be deemed to confer in the Bankruptcy Court jurisdiction greater than that established by the provisions of 28 U.S.C. §§ 157 and 1334.

ARTICLE XIII.

MISCELLANEOUS PROVISIONS

A.           Conditions to Occurrence of the Effective Date.  The Plan shall not be effective, and the Effective Date shall not occur, unless and until the following conditions shall have been satisfied or waived in accordance with Article XIII.B of this Plan:

1.         The Bankruptcy Court shall have entered the Confirmation Order in form and substance satisfactory to the Debtor, the SPA Investors, and Aleris, and such Confirmation Order shall have become a Final Order.

2.         The aggregate amount of Cure Claims and other General Unsecured Claims as of the Effective Date that are not subject to an objection shall be an amount not greater than $1,000,000.

3.         The SPA, SPA Ancillary Documents, and the Restricted Shareholder Agreements with each party that under the terms of the Plan will become a Restricted 5% Holder on the Effective Date, shall have been executed and delivered by the respective parties thereto, and all conditions precedent to the effectiveness of such documents shall have been satisfied or shall have been waived by the SPA Investors in their sole discretion.

4.         All other corporate documents necessary or appropriate to the implementation of the Plan, the Commitment Letter, and/or the SPA shall have been executed, delivered, and where applicable, filed with the appropriate governmental authorities.

B.           Waiver of Conditions.  Each of the conditions set forth in Article XIII.A of this Plan may be waived in whole or in part by the Debtor with the unanimous consent of the other Co-Proponents, and with respect to Article XIII.A(1) and Article XIII.A(4), the reasonable consent of Aleris.

C.           Due Authorization by Claim and Interest Holders.  Each and every Claim and Interest Holder that elects to participate in the Distributions provided for herein warrants that such Holder is authorized to accept, in consideration of its Claim against or Interest in the Debtor, any Distribution provided for in this Plan and that there are no outstanding commitments, agreements, or understandings, express or implied, that may or can in any way defeat or modify the rights conveyed or obligations undertaken by such Holder under this Plan.

D.           Filing of Additional Documentation.  On or before the Effective Date, the Debtor may file with the Bankruptcy Court such agreements and other documents as may be reasonably necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, each of which shall be in a form and substance satisfactory to the SPA Investors, and reasonably acceptable to Aleris.

E.           Further Authorizations.  The Reorganized Debtor may seek such orders, judgments, injunctions, and rulings as any one or more of them deem necessary to further carry out the intentions and purposes of, and give full effect to the provisions of, the Plan.

F.         Post Confirmation Service List.  Any Person that desires to receive notices or other documents required to be served under the Plan after the Effective Date shall request, in accordance with Bankruptcy Rule 2002, that the Debtor or Reorganized Debtor add such Person to the Post-Confirmation Service List to be maintained by the Debtor or Reorganized Debtor.  Entities not on the Post-Confirmation Service List may not receive notices or other documents required to be served under the Plan after the Effective Date.  Any Person that provides an e-mail address may be served by e-mail after the Effective Date.  The Debtor or Reorganized Debtor shall file the Post-Confirmation Service List with the Bankruptcy Court and amend the Post-Service Confirmation List from time to time.

G.           Successors and Assigns.  The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Person.

H.           Transfer of Claims.  Any transfer of a Claim shall be in accordance with Bankruptcy Rule 3001(e).  Notice of any such transfer shall be forwarded to the Reorganized Debtor by registered or certified mail, as set forth in Article XIII.I of the Plan.  Both the transferee and transferor shall execute any notice, and the signatures of the parties shall be acknowledged before a notary public.  The notice shall clearly describe the interest in the Claim to be transferred.  No transfer of a partial interest shall be allowed.  All transfers must be of 100% of the transferor’s interest in the Claim.

I.            Notices.  Any notice required to be given under the Plan shall be in writing and served upon (i) the Debtor, (ii) the SPA Investors, (iii) if such notice is to be provided prior to the Effective Date, any party that has filed an appearance and request for notice in the Chapter 11 Case, and (iv) if such notice is to be provided on or after the Effective Date, any party that has requested service pursuant to Article XIII.F of this Plan.  Any notice that is allowed or required hereunder except for a notice of change of address shall be considered complete on the earlier of (a) five (5) Business Days following the date the notice is sent by United States mail, postage prepaid, or by overnight courier service, or in the case of mailing to a non-United States address, air mail, postage prepaid, or personally delivered; (b) the date the notice is actually received by the Entities on the Post-Confirmation Service List by facsimile or computer transmission; or (c) five (5) Business Days following the date the notice is sent to those Entities on the Post-Confirmation Service List as it is amended from time to time.

All notices and other communications to the Debtor shall be addressed as follows:

REAL INDUSTRY, INC. 3700 Park East Drive, Suite 300 Beachwood, Ohio 44122 Attn: Michael Hobey, Kyle Ross, or Kelly Howard

with copies to:	MORRISON & FOERSTER LLP
250 West 55th Street New York, NY 10019 Attn: Murray Indick Gary Lee Todd Goren Benjamin Butterfield
Email: mindick@mofo.com
glee@mofo.com tgoren@mofo.com bbutterfield@mofo.com

All notices and other communication to the Reorganized Debtor shall be addressed as follows:
REAL INDUSTRY, INC. 8214 Westchester Drive, Suite 950 Dallas, Texas 75225 Attn: Michael Hobey, Kyle Ross, or Kelly Howard

with copies to:	HAYNES AND BOONE, LLP
2323 Victory Avenue, Suite 700 Dallas, Texas 75219 Attn: Robert D. Albergotti Jarom J. Yates
Email: robert.albergotti@haynesboone.com
jarom.yates@haynesboone.com

All notices and other communication to the SPA Investors shall be addressed as follows:
210/RELY Capital, LP Attn: Robert Alpert 8214 Westchester Drive, Suite 950 Dallas, Texas 75225

with a copy to:
HAYNES AND BOONE, LLP 2323 Victory Avenue, Suite 700 Dallas, Texas 75219 Attn: Robert D. Albergotti Jarom J. Yates
Email: robert.albergotti@haynesboone.com
jarom.yates@haynesboone.com

J.            U.S. Trustee Fees.  All fees due and payable pursuant to section 1930 of title 28 of the United States Code (“Quarterly Fees”) prior to the Effective Date shall be paid by the Debtor on the Effective Date.  After the Effective Date, the Debtor and the Reorganized Debtor shall be jointly and severally liable to pay any and all Quarterly Fees when due and payable.  The Debtor shall file all quarterly reports due prior to the Effective Date when they become due, in a form reasonably acceptable to the U.S. Trustee.  After the Effective Date, the Reorganized Debtor shall file with the Bankruptcy Court quarterly reports when they become due, in a form reasonably acceptable to the U.S. Trustee.  The Debtors and the Reorganized Debtor shall remain obligated to pay Quarterly Fees to the Office of the U.S. Trustee until the earliest of the Chapter 11 Case being closed, dismissed or converted to a case under Chapter 7 of the Bankruptcy Code.

K.           Implementation.  The Reorganized Debtor shall be authorized to perform all reasonable, necessary and authorized acts to consummate the terms and conditions of the Plan.

L.           No Admissions.  Notwithstanding anything herein to the contrary, nothing contained in the Plan or the Confirmation Order shall be deemed an admission by the Debtor, or any other Person with respect to any matter set forth herein, including, without limitation, liability on any Claim or Interest or the propriety of the classification of any Claim or Interest.

M.          Substantial Consummation.  Substantial consummation of the Plan under Bankruptcy Code § 1101(2) shall be deemed to occur on the Effective Date.

N.           Good Faith.  Confirmation of the Plan shall constitute a finding that (i) the Plan has been proposed in good faith and in compliance with the provisions of the Bankruptcy Code, and (ii) the Solicitation of acceptances or rejections of the Plan by all Entities and the offer, issuance, sale, or purchase of any security offered or sold under the Plan has been in good faith and in compliance with applicable provisions of the Bankruptcy Code.

O.           Final Decree.  Upon substantial consummation, the Reorganized Debtor may request that the Bankruptcy Court enter a Final Decree closing the Chapter 11 Case and such other orders that may be necessary and appropriate.

P.            Severability of Plan Provisions.  If, prior to the Confirmation Date, any term or provision of the Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration, or interpretation.  The Confirmation Order shall constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

Dated: May 2, 2018

REAL INDUSTRY, INC.

/s/ Michael J. Hobey
By:	Michael J. Hobey
Its:	Interim Chief Executive Officer

Exhibit A

Glossary of Defined Terms

1.         210 Investor:  210/RELY Partners, LP, a Texas limited liability company.

2.         210 Lender: 210/RELY Capital, LP.

3.         Abandoned Assets:  A list of assets and equity interests of the Debtor or Reorganized Debtor, as applicable, set forth in the Plan Supplement.

4.         Acquisition Facility Commitment:  A commitment letter to be provided by the SPA Investors and/or other lenders committing to extend to the Reorganized Debtor up to $500 million in post-reorganization acquisition financing with the terms and conditions of such financing to be determined by agreement between the Reorganized Debtor and the applicable commitment parties.

5.         Administrative Claim Bar Date:  Thirty (30) days after service of notice of the Effective Date or such earlier deadline governing a particular Administrative Claim contained in an order of the Bankruptcy Court entered before the Effective Date.

6.         Administrative Claim Objection Deadline:  Unless otherwise agreed by the parties or extended by the Bankruptcy Court, forty five (45) days after the Administrative Claim Bar Date or such other deadline governing the objection to a particular Administrative Claim contained in an order of the Bankruptcy Court entered before the Effective Date.

7.         Administrative Claim:  A Claim for costs and expenses of administration pursuant to Bankruptcy Code §§ 503(b), 507(a)(2), 507(b), or 1114(e)(2), including, without limitation: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estate and operating the business of the Debtor (such as wages, salaries, or commissions for services, and payments for goods and other services and leased premises); (b) all fees and charges assessed against the Estate pursuant to chapter 123 of the Judicial Code; (c) all requests for compensation or expense reimbursement for making a substantial contribution in this Chapter 11 Case pursuant to Bankruptcy Code §§ 503(b)(3), (4), and (5); and (d) all Professional Fee Claims, but excluding DIP Claims and Priority Tax Claims.

8.         Aleris Director:  The director to be nominated by Aleris and to be named in the Plan Supplement.

9.         Aleris:  Aleris Corporation and its affiliates and subsidiaries.

10.       Allowance Date:  The date a Claim or Interest is Allowed.

11.       Allowed Amount:  The amount at which a Claim or Interest is Allowed.

12.       Allowed:  With respect to Claims and Interests: (a) any Claim or Interest, proof of which is filed in the Chapter 11 Case by the applicable Bar Date (or that by the Bankruptcy Code, the Bar Date Order, or Final Order is not or shall not be required to be filed); (b) any Claim or Interest that is listed in the Schedules as of the Effective Date as not disputed, not contingent, and not unliquidated, and for which no Proof of Claim has been filed in the Chapter 11 Case by the applicable Bar Date; or (c) any Claim or Interest Allowed pursuant to the Plan or any final order of the Bankruptcy Court; provided, that with respect to any Claim or Interest described in clauses (a) or (b) above, such Claim or Interest shall be considered Allowed only if and to the extent that (i) no objection to the allowance thereof has been interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, or the Bankruptcy Court, or (ii) such an objection is so interposed and the Claim or Interest shall have been Allowed by a Final Order.  “Allowed” also means with respect to Interests, all issued and outstanding Common Interests and Series B Preferred Interests of the Debtor, or such other Interests as may be allowed by agreement of the Debtor or pursuant to an Order of the Bankruptcy Court.  Except as otherwise specified in the Plan or an order of the Bankruptcy Court, the amount of an Allowed Claim shall not include interest on such Claim from and after the Petition Date.  For purposes of determining the Allowed Amount of a Claim, there shall be deducted therefrom an amount equal to the amount of any Claim that the Debtor may hold against the Holder thereof, to the extent such Claim may be offset, recouped, or otherwise reduced under applicable law; provided, that the Debtor shall provide notice to the affected Holder of any offset, recoupment, or other reduction, and such Holder may challenge such offset, recoupment, or other reduction in the Bankruptcy Court or any other court of competent jurisdiction.

13.       Assumed Executory Contract: An Executory Contract or Unexpired Lease identified on Exhibit B or otherwise included in the Plan Supplement as a lease or contract to be assumed under Bankruptcy Code § 365 pursuant to the terms of the Plan.

14.       Avoidance Actions:  Any and all avoidance, recovery, subordination, or other actions or remedies that may be brought by and on behalf of the Debtor and the Estate under the Bankruptcy Code or applicable nonbankruptcy law including without limitation actions or remedies arising under Bankruptcy Code §§ 502, 510, or 542-553.

15.       Bankruptcy Code:  Title 11 of the United States Code, 11 U.S.C. §§ 101-1532.

16.       Bankruptcy Court:  The United States Bankruptcy Court for the District of Delaware.

17.       Bankruptcy Rules:  The Federal Rules of Bankruptcy Procedure.

18.       Bar Date Order:  The Order (I) Establishing Deadlines for Filing Proofs of Claim, Including 503(b)(9) Claims, and (II) Approving the Form and Manner Of Notice Thereof [Docket No. 340].

19.       Bar Date:  The Administrative Claim Bar Date, the Professional Fee Claim Bar Date, the Rejection Claim Bar Date, and the Proof of Claim Bar Date, as applicable.

20.       Business Day:  Any day, other than a Saturday, Sunday, or “legal holiday” as that term is defined in Bankruptcy Rule 9006(a).

21.       Cash Distribution:  The distribution of Cash pursuant to the terms of the Plan.

A-2

22.       Cash:  Cash, cash equivalents, and other readily marketable securities or instruments, including, without limitation, direct obligations of the United States and certificates of deposit issued by federally insured banks.

23.       Cause of Action:  Any and all claims, debts, demands, rights, defenses, actions, causes of action, suits, contracts, agreements, obligations, accounts, defenses, offsets, powers, privileges, licenses and franchises of any kind or character whatsoever, known or unknown, suspected or unsuspected, whether arising before, on, or after the Petition Date, in contract or in tort, at law or in equity, or under any other theory of law, of the Debtor or the Estate, including (a) rights of setoff, counterclaim, or recoupment, and claims on contracts or for breaches of duties imposed by law; (b) claims pursuant to Bankruptcy Code § 362; (c) such claims and defenses as fraud, mistake, duress, and usury; and (d) all Avoidance Actions.

24.       Chapter 11 Case:  The case pending for the Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

25.       Charter Amendment:  The amendment to the Reorganized Debtor’s corporate charter which shall become effective on the Effective Date and filed with the Secretary of State of the State of Delaware, a form of which will be included in the Plan Supplement.

26.       Claim:  Any claim against the Debtor as defined in Bankruptcy Code § 101(5).

27.       Claims Register:  The official register of Claims and Interests maintained by the Debtor’s claims agent.

28.       Class:  A class of Holders of Claims or Interests as set forth in the Plan.

29.       Clerk: Clerk of the Bankruptcy Court.

30.       Commitment Letter:  The Commitment Letter dated as of January 10, 2018, and filed with the Bankruptcy Court at Docket No. 253.

31.       Common Interest:  (a) Any issued, unissued, authorized, or outstanding share of common stock in the Debtor, or (b) any restricted stock of the Debtor subject to time-based vesting conditions, regardless of whether any such time-based vesting conditions (but not performance or employment-based vesting conditions) shall have or have not been satisfied as of the Distribution Record Date or the Effective Date.

32.       Confirm or Confirmation:  With respect to the Plan, the entry of the Confirmation Order.

33.       Confirmation Date:  The date upon which the Confirmation Order is entered by the Bankruptcy Court on its docket, within the meaning of Bankruptcy Rules 5003 and 9021.

34.       Confirmation Hearing:  The hearing at which the Confirmation Order is first considered by the Bankruptcy Court.

A-3

35.       Confirmation Order:  The order of the Bankruptcy Court Confirming the Plan pursuant to Bankruptcy Code § 1129, as such order may be amended, modified, or supplemented.

36.       Continuing Officers:  The officers to be named in the Plan Supplement.

37.       Co-Proponents:  The Debtor and the SPA Investors.

38.       Creditor:  A Holder of a Claim.

39.       Cure Claim:  The amount owed to the non-Debtor contracting party based upon the Debtor’s default under an Executory Contract or Unexpired Lease at the time such Executory Contract or Unexpired Lease is assumed pursuant to Bankruptcy Code § 365.

40.       Debtor:  Real Industry, Inc., a Delaware corporation.

41.       Derivative Litigation Claim:  Any claim, Cause of Action, demand, or any other right to payment derivative of or from the Debtor that is property of the Estate under Bankruptcy Code § 541.

42.       DIP Claim: Any Claim against the Debtor held by any DIP Lender arising under the DIP Loan Documents, including Claims for all accrued and unpaid principal, interest, fees, expenses, costs, and other charges and amounts constituting “Obligations” (as defined in the DIP Credit Agreement).

43.       DIP Credit Agreement:  That certain credit agreement dated as of January 24, 2018, entered into between Real Industry, Inc. and the DIP Lenders.

44.       DIP Lenders:  210 Lender and GSAM Investors.

45.       DIP Loan Documents:  The meaning set forth in the DIP Credit Agreement.

46.       DIP Loan:  The loan made from the DIP Lenders to the Debtor pursuant to the DIP Order, DIP Credit Agreement and the DIP Loan Documents.

47.       DIP Order:  The Order (I) Authorizing Real Industry, Inc. To Obtain Senior Secured, Superpriority,  Postpetition Financing, (II) Granting Liens And Providing Superpriority Administrative Expense Status, (III) Modifying The Automatic Stay In Connection Therewith, (IV) Authorizing Real Industry, Inc. To Obtain The Equity Commitment, And (V) Granting Related Relief [Docket No. 379].

48.       Disbursing Agent:  The Reorganized Debtor or the Entity or Entities selected by the Debtor or the Reorganized Debtor, as applicable, to make or facilitate Distributions pursuant to the Plan.

49.       Disclosure Statement:  That certain disclosure statement for Real Industry, Inc.’s Plan of Reorganization Pursuant to Chapter 11 of the United States Bankruptcy Code, as amended, including all exhibits attached thereto or referenced therein.

A-4

50.       Disputed:  With respect to any Claim or Interest, any Claim or Interest (a) listed on the Claims Register that is not yet Allowed, (b) listed on the Schedules as contingent, unliquidated, and/or disputed, for which no Proof of Claim has been filed in the Chapter 11 Case by the applicable Bar Date, or (c) that the subject of an objection or request for estimation, which objection or request has not been withdrawn, resolved, or overruled by a Final Order of the Bankruptcy Court.

51.       Distribution Date:  The date when Distributions occur under the Plan.

52.       Distribution Record Date:  The record date for purposes of making Distributions under the Plan on account of Allowed Claims and Allowed Interests, which date shall be 4:00 p.m. (prevailing Eastern Time) on May 8, 2018.

53.       Distribution:  The property required by the Plan to be distributed to the Holders of Allowed Claims and Allowed Interests.

54.       DTC:  The Depository Trust Company.

55.       Effective Date:  The date selected by the Debtor, in consultation with the SPA Investors, that is a Business Day after the Confirmation Date on which the conditions as specified in Article XIII.A of the Plan have been satisfied or waived.  Unless otherwise specifically provided in the Plan or the Confirmation Order, anything required to be done by the Debtor or the Reorganized Debtor on the Effective Date may be done on the Effective Date or as soon as reasonably practicable thereafter.

56.       Enabling Resolutions:  The resolutions adopted by the Debtor’s board of directors granting its approval to the transactions, issuances of securities, organizational changes, and adoption of the New Organizational Documents, contemplated by the Plan and the SPA.

57.       Entity:  The meaning assigned to such term by Bankruptcy Code § 101(15).

58.       Equity Incentive Plan:  Means the management equity plan for certain employees of the Reorganized Debtor on terms to be established by the Reorganized Debtor’s board of directors pursuant to Article V.F.4 of the Plan.

59.       Estate:  The bankruptcy estate of the Debtor created by virtue of Bankruptcy Code § 541 upon the commencement of the Chapter 11 Case.

60.       Exculpated Parties:  Means each of the following: (a) the Debtor; (b) the directors and officers of the Debtor who served during any portion of the Chapter 11 Case; (c) the Reorganized Debtor; (d) the UCC; (e) the members of the UCC in their capacity as such; (f) the individuals who sat on the UCC, in their capacity as such; and (g) with respect to each of the foregoing parties in clauses (a), and (d), each of such Entity’s attorneys, accountants, investment bankers, financial advisors, and other professionals that were retained in the Chapter 11 Case, together with their respective successors and assigns, in each case in their capacity as such, and only if serving in such capacity following the Petition Date.

A-5

61.       Executory Contract:  A contract to which the Debtor is a party that is subject to assumption or rejection under Bankruptcy Code § 365.

62.       Final Decree:  The decree for the Chapter 11 Case contemplated under Bankruptcy Rule 3022.

63.       Final Order:  As applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter, which has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought.  With respect to Confirmation of the Plan, Final Order shall also mean an order Confirming the Plan that has been entered on the docket in the Debtor’s Chapter 11 Case and as to which the 14-day stay of effectiveness provided for in Bankruptcy Rule 3020(e) has been satisfied or waived, and as to which any motion to stay effectiveness or to amend or modify such order has been denied or overruled.

64.       General Unsecured Claim:  Any Claim that is not an Administrative Claim, DIP Claim, Secured Claim, Priority Tax Claim, or Priority Non-Tax Claim, including, without limitation, (a) any Claim arising from the rejection of an Executory Contract or Unexpired Lease and (b) any portion of a Claim to the extent the value of the Holder’s interest in property securing such Claim is less than the amount of the Claim, as determined pursuant to Bankruptcy Code § 506(a).

65.       Governmental Unit:  The meaning assigned to such term by Bankruptcy Code § 101(27).

66.       GSAM Investors:  Goldman Sachs Asset Management, L.P. and/or its designated affiliates.

67.       Holder:  A Person holding a Claim or Interest, as applicable, each solely in its capacity as such.

68.       Impaired:  With respect to any Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of Bankruptcy Code § 1124.

69.       Indemnification Agreement:  The indemnification agreements for the New Directors and Continuing Officers referenced in Article V.K of the Plan.

70.       Indemnification Obligations:  Each of the Debtor’s insured indemnification obligations in place as of the Effective Date, whether in the bylaws, certificates of incorporation or formation, other organizational or formation documents, board resolutions, management or indemnification agreements, or employment or other contracts, for their current and former directors, officers, managers, employees, and other professionals and agents of the Debtor.

71.       Independent Director:  Any independent director selected pursuant to Article V(H) of the Plan.

A-6

72.       Independent:  As defined by the NASDAQ.

73.       Insider:  The meaning assigned to such term by Bankruptcy Code § 101(31).

74.       Interest:  Any common stock, limited liability company interest, equity security (as defined in section 101(16) of the Bankruptcy Code), equity, ownership, profit interests, unit, or share in the Debtor (including all options, warrants, rights, or other securities or agreements to obtain such an interest or share in the Debtor), whether or not arising under or in connection with any employment agreement and whether or not certificated, transferable, preferred, common, voting, or denominated “stock” or a similar security.

75.       Interim Compensation Order:  The Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals [Docket No. 180].

76.       Judicial Code:  Title 28 of the United States Code, 28 U.S.C. §§ 1-4001.

77.       Lien:  With respect to any property or asset, any mortgage, lien, interest pledge, charge, security interest, encumbrance, mechanics’ lien, materialman’s lien, statutory lien or right, and other consensual or non-consensual lien, whenever granted and including, without limitation, those charges or interests in property within the meaning of “lien” under Bankruptcy Code § 101(37).

78.       Local Rules:  The general, local, and chambers rules and orders of the Bankruptcy Court.

79.       New Common Stock: the common stock of the Debtor, par value $$0.001 per share, which is voting stock, to be issued on terms consistent in all material respects with the Plan and the New Organizational Documents.

80.       New Directors:  The persons designated to become new directors of the Reorganized Debtor to be named in the Plan Supplement, including the SPA Investors’ Directors, the Aleris Director, the Independent Director, and the director identified in V.H.2(b) that shall be a Holder of Common Interests.

81.       New Organizational Documents:  The Charter Amendment, the Rights Agreement as amended by the Rights Agreement Amendment, and any other revisions, modifications, amendments, or restatements of the Debtor’s existing organizational documents including without limitation its charter, certificate of incorporation, certificate of designation, by-laws, or other founding or governance documents to be executed and approved pursuant to the terms of the Plan or Confirmation Order.

82.       Opt-Out Election Form:  Means the forms delivered to all Holders of Claims or Interests that are not entitled to vote to accept or reject the Plan, which forms contain a mechanism by which such Holders may opt out of the Third-Party Release.

83.       Option Contract:  Any contract that grants a non-Debtor contracting party an Option.

A-7

84.       Option Interest:  Any Claim or Interest arising under an Option Contract.

85.       Option:  (a) Any warrant, option, contractual right, or any other right under applicable law to purchase or acquire an Interest or exchange an Unexchanged Interest in the Debtor at any time, or (b) any performance vested restricted stock units, and all rights arising with respect thereto; provided, that a Warrant is not an Option.

86.       Person:  Person, including without limitation, any individual, Entity, corporation, partnership, limited liability company, limited liability partnership, joint venture, association, joint stock company, estate, trust, unincorporated association or organization, official committee, ad hoc committee or group, governmental agency or political subdivision thereof, the U.S. Trustee, and any successors or assigns of any of the foregoing.

87.       Petition Date:  November 17, 2017.

88.       Plan Objection Deadline:  April 26, 2018, at 12:00 p.m., prevailing Eastern Time.

89.       Plan Supplement: The compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan, which shall include, among other things, the Indemnification Agreements, the New Organizational Documents, the SPA, the SPA Ancillary Documents, the identity of the Reorganized Debtor’s board of directors, a non-exclusive list of retained Causes of Action, the Acquisition Facility Commitment, any changes, additions, or modification to the list of Assumed Executory Contracts and Proposed Cure Claim Amounts, (a) in form and substance satisfactory to the Debtor and the SPA Investors, and in form and substance reasonably acceptable to Aleris, and (b) as may be altered, amended, modified, or supplemented from time to time in accordance with the terms of the Plan, the Commitment Letter, the DIP Credit Agreement, and the DIP Order, and in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules.

90.       Plan:  This Plan of Reorganization for Real Industry, Inc. Pursuant to Chapter 11 of the United States Bankruptcy Code.

91.       Post-Confirmation Service List:  The list of those Persons who have notified the Reorganized Debtor in writing, at or within thirty (30) days following the Effective Date, of their desire to receive notice of all pleadings filed after the Effective Date and have provided the e-mail or physical address to which such notices shall be sent.

92.       Priority Non-Tax Claim:  Any Claim accorded priority in right of payment pursuant to Bankruptcy Code § 507(a), other than a Priority Tax Claim or an Administrative Claim.

93.       Priority Tax Claim:  Any Claim of the kind specified in Bankruptcy Code § 507(a)(8), including any such Claims that may be secured by a duly perfect Lien on property in which the Estate has an interest.

94.       Pro Rata:  With reference to any Distribution on account of any Allowed Claim or Allowed Interest in a Class, a Distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Claim or Interest bears to the aggregate amount of all Allowed Claims or Allowed Interests in the same Class.

A-8

95.       Professional Fee Claim Bar Date:  The first Business Day that is sixty (60) days after the Effective Date or such other date established by an order of the Bankruptcy Court.

96.       Professional Fee Claim Objection Deadline:  Twenty-one (21) days after the Professional Fee Claim Bar Date or such other date established by an order of the Bankruptcy Court.

97.       Professional Fee Claim:  A Claim of a Professional for compensation for services rendered and/or reimbursement of costs and expenses incurred on and after the Petition Date and prior to the Effective Date.

98.       Professional:  A Person retained or to be compensated under Bankruptcy Code §§ 327, 328, 330, 331, 503(b), or 1103.

99.       Proof of Claim Bar Date:  Each of the bar dates established pursuant to the Bar Date Order.

100.     Proof of Claim:  Any proof of claim filed with the Bankruptcy Court with respect to the Debtor in accordance with Bankruptcy Code § 501 and Bankruptcy Rules 3001 and 3002.

101.     Proposed Cure Claim Amount:  The amount that the Debtor represents, according to its books and records, is the Allowed Amount of the Cure Claim of a non-Debtor contracting party under an Assumed Executory Contract to be assumed pursuant to the Plan, which amount shall be set forth in the Proposed Cure Claim Disclosure.

102.     Proposed Cure Claim Disclosure:  The disclosure containing the Proposed Cure Claim Amounts for each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan, which is attached hereto as Exhibit B or as otherwise included, amended, or supplemented in the Plan Supplement.

103.     Proposed Cure Claim Objection Deadline:  The deadline for filing objections to the Proposed Cure Claim Amounts, which shall be, with respect each non-Debtor party or parties to an Executory Contract or Unexpired Lease, the later of (a) the Plan Objection Deadline, or (b) fourteen (14) calendar days after service of the Proposed Cure Claim Amounts on such party or parties.

104.     Purchase and Sale Agreement:  That certain Purchase and Sale Agreement by and among Aleris Corporation, Aleris International, Inc., Aleris Holding Canada Limited, Aleris Aluminum Netherlands B.V., Aleris Deutschland Holding GmbH, Dutch Aluminum C.V., Aleris Deutschland Vier GmbH Co KG, SGH Acquisition Holdco, Inc., Evergreen Holding Germany GmBH and Signature Group Holdings, Inc. dated as of October 17, 2014.

105.     RAIH: Real Alloy Intermediate Holdings, LLC.

106.     Record Holder:  The Holder of a Claim or Interest as of the Distribution Record Date.

A-9

107.       Registration Rights Agreement:  The registration rights agreement between the Reorganized Debtor and the SPA Investors describing the registration rights provided by the Reorganized Debtor to the SPA Investors under the Securities Act and the rules and regulations promulgated thereunder, a form of which will be included in the Plan Supplement.

108.     Reinstate or Reinstatement:  As to an Allowed Claim or Allowed Interest, leaves unaltered the legal, equitable and contractual rights to which such Claim or Interest entitles its Holder.

109.     Rejected Executory Contracts:  All Executory Contracts and Unexpired Leases not included on Exhibit B hereto or as may be included in the Plan Supplement.

110.     Rejection Claim Bar Date:  The first Business Day that is twenty-one (21) days after service of notice of Confirmation and occurrence of the Effective Date, which shall include notice of the Rejection Claim Bar Date.

111.     Released Parties:  Each of the following: (i)(a) the Debtor’s and the Reorganized Debtor’s officers, directors, principals, employees, agents, and advisors who served on or after January 1, 2017, together with their respective successors and assigns, in each case in their capacity as such, and only if serving in such capacity, (b) the Debtor’s or the Reorganized Debtor’s attorneys, accountants, investment bankers, consultants, representatives, and other professionals, together with their respective successors and assigns, in each case in their capacity as such, and only if serving in such capacity following the Petition Date; and (ii)(a) the DIP Lenders, (b) the SPA Investors, (c) Aleris, and (d) with respect to each of the foregoing Persons described in clauses (ii)(a) through (ii)(c), each of such Person’s current and former partners, affiliates, officers, directors, principals, employees, agents, managed funds, advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, together with their respective successors and assigns, in each case in their capacity as such, and only if serving in such capacity.

112.     Releasing Parties:  Each of the following: (a) any Released Party that seeks to enforce or obtain the benefit of any release, injunction, exculpation, or other similar provision set forth in Article IX of the Plan; (b) the UCC and the UCC’s professionals, together with their respective successors and assigns, in each case in their capacity as such, and only if serving in such capacity; (c) the DIP Lenders; (d) the SPA Investors; (e) Aleris; (f)  all Holders of Interests entitled to vote on the Plan who voted to accept the Plan; and (g) with respect to the foregoing clauses (c) through (f), each of such Person’s successors and assigns or any Entity seeking to assert any right or Claim by or through such Person, in each case in their capacity as such, and only if serving in such capacity; provided, however, that notwithstanding anything to the contrary contained herein, (A) no Releasing Party shall release any Allowed Claims against the Debtor, and (B) the United States Securities and Exchange Commission shall not be a Releasing Party under the Plan.

113.     Reorganized Debtor:  The Debtor or any successors thereto by merger, consolidation or otherwise, on or after the Effective Date, after giving effect to the transactions occurring on the Effective Date in accordance with the Plan.

A-10

114.     Restricted 5% Shareholders: The Persons, other than the SPA Investors, that will hold, as of the Effective Date, more than 4.9% of the New Common Stock issued and outstanding as of the Effective Date.

115.     Restricted Shareholder Agreements: The agreements to be entered into on the Effective Date by and between the Reorganized Debtor and each Restricted 5% Shareholder on terms and conditions satisfactory to the SPA Investors that impose certain sale and transfer restrictions relating to their shares of New Common Stock in the Reorganized Debtor, which shall be in form and substance reasonably acceptable to Aleris.

116.     Restructuring Support Agreement:  The agreements entered into by and between some or all of the Co-Proponents and various Holders of Claims and Interests pursuant to which the parties to such agreements have agreed to take certain actions consistent with or in furtherance of a restructuring transaction involving the Debtor.

117.     Restructuring Transactions:  The transactions identified in Article V.F and Article V.H of the Plan.

118.     Rights Agreement Amendment:  The amendment to the Rights Agreement to be filed with the Plan Supplement and to become effective on the Effective Date.

119.     Rights Agreement:  The Amended and Restated Rights Agreement dated as of November 2, 2017, between the Debtor and Computershare.

120.     Schedules:  The schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases, and statements of financial affairs, as may be amended from time to time, filed by the Debtor pursuant to Bankruptcy Code § 521, the official bankruptcy forms, the Bankruptcy Rules, and the Local Rules.

121.     Secured Claim:  A Claim that is (a) secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff under Bankruptcy Code § 553, to the extent of the value of the Creditor’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to Bankruptcy Code § 506(a); or (b) Allowed pursuant to the Plan as a Secured Claim.

122.     Securities Act:  The Securities Act of 1933, as amended.

123.     Series A Preferred Stock: Preferred stock to be issued pursuant to the New Organizational Documents on terms substantially similar to the Series A Junior Participating Preferred Stock of the Debtor as of the Petition Date.

124.     Series B Preferred Interest: Any issued, authorized, or outstanding share of Series B Non-Participating Preferred Stock of the Debtor.

125.     Series B Preferred Stock: The Series B Non-Participating Preferred Stock of the Debtor.

A-11

126.     Series B Redemption Price:  The meaning assigned to such term in the Certificate of Designation of Series B Non-Participating Preferred Stock, as amended.

127.     Solicitation Procedures Order:  The Order (I) Approving the Adequacy of the Disclosure Statement, (II) Approving the Solicitation and Notice Procedures with Respect to Confirmation of Real Industry’s Proposed Plan of Reorganization, (III) Approving the Forms of Ballots and Notices in Connection Therewith, (V) Scheduling Certain Dates with Respect Thereto, and (VI) Granting Related Relief [Docket No. 645].

128.     Solicitation:  The solicitation of votes to accept or reject the Plan pursuant to the terms of the Solicitation Procedures Order.

129.     SPA Ancillary Documents:  The Charter Amendment, Registration Rights Agreement, Indemnification Agreements, Rights Agreement Amendment, and Enabling Resolutions.

130.     SPA Investors Common Stock:  The shares of New Common Stock that shall constitute 49% of the New Common Stock issued and outstanding as of the Effective Date (on a fully diluted basis), to be issued by the Reorganized Debtor and purchased by the SPA Investors pursuant to the SPA in exchange for the SPA Purchase Consideration.  49% of the shares of Common Stock issued and outstanding as of the Effective Date (on a fully diluted basis) is expected to be 362,201 or 452,751 shares, depending on whether Class 5 votes to accept or reject the plan, respectively,

131.     SPA Investors:  210 Investor and GSAM Investors.

132.     SPA Investors’ Directors:  The two directors nominated by the SPA Investors pursuant to Article V.H of the Plan, which directors shall be named in the Plan Supplement.

133.     SPA Purchase Consideration:  The $17,500,000.00 purchase price to be paid by the SPA Investors to acquire the SPA Investors Common Stock pursuant to the terms of the SPA, including the cash portion and DIP Loan portion.

134.     SPA:  The Securities Purchase Agreement to be executed by the Debtor and the SPA Investors on the Effective Date pursuant to which the SPA Investors will purchase the SPA Investors Common Stock.

135.     Third-Party Release: The releases set forth in Article IX.E of this Plan.

136.     Transfer Agent:  Computershare Limited, the Debtor’s transfer agent and registrar for the Debtor’s common stock.

137.     U.S. Trustee:  The United States Trustee for the District of Delaware.

138.     UCC:  The official committee of unsecured creditors of Real Industry.

A-12

139.     Unexchanged Interest: Any Interest with the right to be exchanged for common stock or Series B Preferred Stock, other than restricted stock included in the definition of Common Interest, that is unexchanged as of the Distribution Record Date including any escheated Interests.

140.     Unexpired Lease:  A lease to which the Debtor is a party that is subject to assumption or rejection under Bankruptcy Code § 365.

141.     Unimpaired:  With respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of Bankruptcy Code § 1124.

142.     Voting Class:  A Class entitled to vote to accept or reject the Plan; provided, that Class 7 shall not be a Voting Class.

143.     Voting Deadline:  The deadline for submitting a ballot to accept or reject the Plan, which deadline shall be established by the Solicitation Procedures Order.

144.     Warrant Contract:  Any contract that grants a non-Debtor contracting party a Warrant.

145.     Warrant Interest:  Any Claim or Interest arising under a Warrant Contract.

146.     Warrant:  those certain warrants to purchase an aggregate of 1.5 million shares of Common Interests that were issued by the Debtor on June 11, 2010.

A-13

Exhibit B

Assumed Executory Contracts List

As may be amended by the Plan Supplement

Contract Counterparty Name	Description of Contract or Lease and Nature of Debtor’s Interest	Cure Amount
American Express Company	Credit Card Services Agreement	$0.00
Box.com	Web Storage Agreement	$0.00
Computershare Inc.	Transfer Agent Agreement	$0.00
Computershare Inc.	Amended and Restated Rights Agreement	$0.00
Donnelley Financial Solutions, Inc.	File 16 Subscription	$2,400.00
Insperity, Inc.	Payroll and Benefits Administration Agreement	$0.00
Signature Credit Partners, Inc.	Tax Sharing Agreement	$0.00
Q4 Inc.	Website Hosting and Management Agreement	$0.00
The V-Force Investment & Trading Corporation	Consulting Agreement	$0.00